Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

DPV PARENT, INC.,

DPV MERGERSUB, INC.

and

LUMOS PHARMA, INC.

Dated as of October 22, 2024

i

(Continued)

(Continued)

		Page
Section 6.12	Resignation of Directors	51
Section 6.13	Stock Exchange Delisting; Deregistration	51
Section 6.14	FIRPTA Certificate and Notice	52
Section 6.15	Obligations of Merger Sub	52
Section 6.16	Stockholder Litigation	52
Section 6.17	Rule 14d-10 Matters	52
Section 6.18	Company Employee Stock Purchase Plan	53
Section 6.19	Employee Covenants	53

ARTICLE VII CONDITIONS PRECEDENT

Section 7.1	Conditions to Each Party’s Obligation to Effect the Merger	54

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER

Section 8.1	Termination	55
Section 8.2	Effect of Termination	56
Section 8.3	Fees and Expenses	57
Section 8.4	Amendment or Supplement	58
Section 8.5	Extension of Time; Waiver	58

ARTICLE IX GENERAL PROVISIONS

Section 9.1	Nonsurvival of Representations and Warranties	59
Section 9.2	Notices	59
Section 9.3	Certain Definitions	60
Section 9.4	Interpretation	66
Section 9.5	Entire Agreement	65
Section 9.6	Parties in Interest	65
Section 9.7	Governing Law	65
Section 9.8	Consent to Jurisdiction	66
Section 9.9	Assignment; Successors	66
Section 9.10	Specific Performance	66
Section 9.11	Currency	66
Section 9.12	Severability	67
Section 9.13	Waiver of Jury Trial	67
Section 9.14	Counterparts	67
Section 9.15	Electronic or .pdf Signature	67
Section 9.16	No Presumption Against Drafting Party	67
Section 9.17	Limited Guarantee	67

(Continued)

Exhibit A	Conditions to the Offer
Exhibit B	Form of CVR Agreement
Exhibit C	Form of Support Agreement

INDEX OF DEFINED TERMS

Definition	Location

Acceptance Time	1.1(e)
Acquisition Proposal	6.4(g)(i)
Action	4.9(a)
Adverse Recommendation Change	6.4(c)
Affiliate	9.3(a)
Affordable Care Act	4.11(a)
Agreement	Preamble
Book-Entry Shares	3.3(b)
Business Day	9.3(b)
Business System(s)	9.3(c)
Cash Amount	Recitals
CERCLA	4.13(b)(ii)
Certificate of Merger	2.3
Certificates	3.3(b)
Change in Circumstance	6.4(g)(iii)
Closing	2.2
Closing Date	2.2
Code	3.6
Company	Preamble
Company Acquisition Agreement	6.4(a)
Company Board	Recitals
Company Bylaws	4.1(b)
Company Charter	4.1(b)
Company Data	9.3(d)
Company Disclosure Letter	Article IV
Company IP	4.19(a)
Company Party	8.3(d)
Company Plan	9.3(e)
Company Products	4.28(c)
Company SEC Documents	4.5(a)
Company Stock Awards	4.2(a)
Company Stock Option	3.2(a)
Company Stock Option Cash Consideration	3.2(a)(i)
Company Stock Plans	3.2(a)
Company Stock Right	3.2(b)
Confidentiality Agreement	6.5(b)
Continuing Employee	6.19
Contract	4.4(a)
control	9.3(f)
Costs	6.9(a)
CTF Agreement	9.3(g)

v

INDEX OF DEFINED TERMS
(Continued)

Definition	Location

CVR	Recitals
CVR Agreement	3.5
CVR Amount	Recitals
Delaware Secretary of State	2.3
DGCL	Recitals
Dissenting Shares	3.4
DPV	5.1(a)
DTC	3.3(i)
Effective Time	2.3
Employee Census	4.13(a)(xi)
Environmental Claim	4.13(b)(i)
Environmental Laws	4.13(b)(ii)
Environmental Permits	4.13(b)(iii)
ERISA Affiliate	4.11(d)
ESPP Purchased Rights	6.18
Exchange Act	1.1(a)
Excluded Shares	3.1(b)
Expiration Date	1.1(b)
FAR	9.3(h)
FCPA	4.24(a)
FDA	4.28(c)
FDA Ethics Policy	4.28(i)
FDCA	4.28(d)
GAAP	4.5(b)
Government Contract	9.3(i)
Governmental Entity	4.4(b)
Health Care Laws	9.3(j)
Indebtedness	9.3(k)
Indemnified Parties	6.9(a)
Initial Expiration Date	1.1(b)
Intellectual Property	4.19(c)
In-the-Money Option	9.3(l)
IRS	4.11(a)(ii)
knowledge	9.3(m)
Law	4.4(a)
Leased Properties	4.18
Leases	4.18
Liens	4.2(b)
Material Adverse Effect	4.1(a)
Material Contract	4.16(a)
Materials of Environmental Concern	4.13(b)(iv)
Merger	Recitals

INDEX OF DEFINED TERMS
(Continued)

Definition	Location

Merger Agreement	Exhibit A
Merger Consideration	3.1(a)
Merger Sub	Preamble
Milestone	9.3(n)
Milestone Payment Date	9.3(o)
Minimum Condition	Exhibit A (a)
Nasdaq	1.1(c)(ii)
Offer	Recitals
Offer Conditions	1.1(a)
Offer Documents	1.2(a)
Offer Price	Recitals
Offer to Purchase	1.2(a)
Out-of-the-Money Option	9.3(p)
Outside Date	1.1(c)(i)
Parent	Preamble
Parent Disclosure Letter	Article V
Parent Material Adverse Effect	5.1(a)
Paying Agent	3.3(a)
Payment Fund	3.3(a)
PBGC	4.11(b)(iv)
Permits	4.10
Permitted Indebtedness	9.3(q)
Permitted Liens	9.3(r)
Person	9.3(s)
Personal Data	9.3(t)
Preferred Stock	4.2(a)
Principal	9.3(v)
Privacy and Security Laws	9.3(w)
Privacy Policies	9.3(x)
Processing	9.3(y)
Recommendation	4.3(b)(iii)
Release	4.13(b)(v)
Representatives	6.4(a)
Restricted Stock Unit Cash Consideration	3.2(b)
Rights Agent	3.3(a)
Safety Notices	4.28(g)
Schedule 14D-9	1.3(b)
Schedule TO	1.2(a)
SEC	1.1(c)(ii)
Securities Act	4.4(b)(i)
Security Incident	9.3(z)
Shares	Recitals

vii

INDEX OF DEFINED TERMS
(Continued)

Definition	Location

Standard Contract	9.3(aa)
Subsidiary	9.3(bb)
Superior Proposal	6.4(g)(ii)
Support Agreements	Recitals
Surviving Corporation	2.1
Takeover Laws	4.20
Tax Return	9.3(cc)
Taxes	9.3(dd)
Termination Fee	9.3(ee)
WARN Act	4.13(h)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 22, 2024, among DPV Parent, Inc., a Delaware corporation (“Parent”), DPV MergerSub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), Lumos Pharma, Inc., a Delaware corporation (the “Company”), and, solely for the purposes of Section 9.17, Double Point Ventures LLC, a Delaware limited liability company (“DPV”).

RECITALS

WHEREAS, it is proposed that Merger Sub shall commence a tender offer (the “Offer”) to purchase all of the outstanding shares of common stock, par value $0.01 per share, of the Company (the “Shares”) at a price per Share of (i) $4.25 in cash, payable subject to any applicable Tax withholding and without interest, on the terms and subject to the conditions set forth herein (such amount or any greater amount per Share as may be paid pursuant to the Offer, the “Cash Amount”), plus (ii) one contingent value right (a “CVR”), which shall represent the right to receive potential payments, in cash, subject to any applicable Tax withholding and without interest, described in, and subject to and in accordance with the terms and conditions of, the CVR Agreement (such amount, being the “CVR Amount”) (the Cash Amount plus the CVR Amount or any different amount per share paid pursuant to the Offer to the extent permitted under this Agreement, the “Offer Price”);

WHEREAS, following the completion of the Offer, Merger Sub shall be merged with and into the Company, with the Company surviving that merger, on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the parties intend that the Merger shall be effected in accordance with Section 251(h) of the General Corporation Law of the State of the Delaware (the “DGCL”) and shall be consummated as soon as practicable following the completion of the Offer;

WHEREAS, the Boards of Directors of Parent and Merger Sub have each unanimously approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth in this Agreement, unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement, the CVR Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger and (iii) resolved and agreed to recommend that the Company’s stockholders accept the Offer and tender their Shares pursuant to the Offer;

WHEREAS, as a condition to and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, certain of the stockholders of the Company, including all of the members of the Company Board and the Company’s executive officers, are entering into tender and support agreements with Parent and Merger Sub, substantially in the form attached hereto as Exhibit C (the “Support Agreements”);

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, at or prior to the Effective Time, Parent and Rights Agent will enter into the CVR Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe certain conditions to the Offer and the Merger as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
THE OFFER

Section 1.1          The Offer.

(a)        As promptly as practicable after the date hereof but in no event later than twenty (20) Business Days following the date of this Agreement, Parent shall cause Merger Sub to commence (within the meaning of Rule 14d‑2 under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”)) the Offer to purchase all Shares at the Offer Price.  The obligations of Merger Sub, and of Parent to cause Merger Sub, to accept for payment and pay for any Shares tendered and not validly withdrawn pursuant to the Offer shall be subject to (i) the satisfaction of the Minimum Condition (as defined in Exhibit A hereto) and (ii) the satisfaction or waiver by Parent or Merger Sub of each of the other conditions set forth in Exhibit A hereto (together with the Minimum Condition, the “Offer Conditions”).  Each of Parent and Merger Sub expressly reserves the right, in its sole discretion, to (A) increase the Offer Price, (B) waive any Offer Condition or (C) modify any of the other terms or conditions of the Offer that are not inconsistent with the terms of this Agreement, except that, unless otherwise provided by this Agreement, without the consent of the Company, Parent and Merger Sub shall not (1) reduce the Offer Price, (2) change the form of consideration payable in the Offer (other than by adding consideration), (3) reduce the number of Shares subject to the Offer, (4) impose additional conditions to the Offer, (5) waive or change the Minimum Condition, (6) add to the Offer Conditions, (7) terminate the Offer or accelerate, extend or otherwise change the Expiration Date in a manner other than as required or permitted by this Agreement, (8) amend or modify any Offer Condition or any term of the Offer in a manner that is, or would reasonably be expected to be, adverse to the holders of Shares or that would reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the Offer or prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Offer, the Merger or the other transactions contemplated by this Agreement or (9) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act.

(b)        The Offer shall initially be scheduled to expire at one minute after 11:59 p.m. (New York City time) on the date that is twenty (20) Business Days (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) after the commencement of the Offer (the “Initial Expiration Date”) or, in the event the Initial Expiration Date has been extended pursuant to and in accordance with this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Date, or such later date and time to which the Initial Expiration Date has been so extended, the “Expiration Date”).

(c)         Notwithstanding the foregoing, unless this Agreement has been terminated in accordance with Article VIII (and subject to each party’s right to terminate this Agreement in accordance with Article VIII), the Offer shall be extended from time to time as follows:

(i)             If, on or prior to any then scheduled Expiration Date, the Offer Conditions shall not have been satisfied or waived by Parent or Merger Sub if permitted hereunder and to the extent permitted by applicable Law, then Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer for successive periods of up to ten (10) Business Days each until the Offer Conditions are satisfied or waived; provided, however, that Merger Sub shall not be required to extend the Offer beyond the date that is one hundred twenty days (120) days following the date of this Agreement (the “Outside Date”); provided, further, that Merger Sub shall not extend the Offer beyond the Outside Date without the prior written consent of the Company.

(ii)          Merger Sub shall extend the Offer for the minimum period or periods required by applicable Law, interpretation or position of the Securities and Exchange Commission (or its staff) (the “SEC”) or the Nasdaq Global Market (or its staff) (“Nasdaq”).

(d)        Merger Sub shall not terminate or withdraw the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except in the event that this Agreement is terminated in accordance with Article VIII.  In the event that this Agreement is terminated in accordance with Article VIII, Merger Sub shall (and Parent shall cause Merger Sub to) promptly (and in any event within 24 hours of such termination), terminate the Offer.  If the Offer is terminated by Merger Sub, or this Agreement is terminated prior to the purchase of Shares in the Offer, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered Shares to the registered holders thereof.

(e)        Subject to the terms of the Offer and this Agreement and the satisfaction of all of the Offer Conditions, Merger Sub will accept for payment (the time of such acceptance, the “Acceptance Time”) and thereafter pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after the Expiration Date or as soon as practicable following the valid tender thereof.

Section 1.2          Offer Documents.  As promptly as reasonably practicable on the date of commencement of the Offer (subject to Section 1.1), Parent and Merger Sub shall (a) file a Schedule TO (together with all exhibits, amendments and supplements thereto, the “Schedule TO”) with respect to the Offer, which shall contain or shall incorporate by reference an offer to purchase (the “Offer to Purchase”) and forms of the related letter of transmittal and form of summary advertisement (the Schedule TO, the Offer to Purchase and such other documents, together with all exhibits, amendments and supplements thereto, the “Offer Documents”) and (b) cause the Offer Documents to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities Law.  The Company shall promptly supply Parent and Merger Sub in writing, for inclusion in the Offer Documents, all information concerning the Company required under the Exchange Act to be included in the Offer Documents.  Each of Parent, Merger Sub and the Company agrees promptly to correct any information provided by them for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law, and each of Parent and Merger Sub further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities Law.  The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC, and Parent and Merger Sub shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel.  In addition, Parent and Merger Sub agree to provide the Company and its counsel any comments, whether written or oral, that Parent may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, and any written or oral responses thereto.  The Company and its counsel shall be given a reasonable opportunity to review and comment upon such responses and Parent shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel.

Section 1.3          Company Actions.

(a)        The Company hereby consents to the Offer and to the inclusion in the Offer Documents of the Recommendation, subject to the provisions of Section 6.4.

(b)         As promptly as reasonably practicable following the commencement of the Offer and on the date of filing by Parent and Merger Sub of the Schedule TO that is part of the Offer Documents, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D‑9 (such Schedule 14D‑9, together with all exhibits, amendments and supplements thereto, the “Schedule 14D‑9”), which shall reflect that the Merger is governed by Section 251(h) of the DGCL and shall contain the Recommendation, subject to the provisions of Section 6.4.  Without limitation, the Schedule 14D-9 shall include as an exhibit an Information Statement pursuant to Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder and shall include the notice of availability of appraisal rights that Section 262(d)(2) of the DGCL requires the Company to deliver to the Company’s stockholders in connection with the Merger.  The Company shall cause the Schedule 14D‑9 to be disseminated to the holders of Shares, as and to the extent required by applicable federal securities Law.  Each of the Company, Parent and Merger Sub agrees promptly to correct any information provided by it for use in the Schedule 14D‑9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D‑9 as so corrected to be filed with the SEC and to be disseminated to the holders of Shares, in each case, as and to the extent required by applicable federal securities Law.  Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D‑9 and any amendments thereto prior to the filing thereof with the SEC and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel.  In addition, the Company agrees to provide Parent, Merger Sub and their counsel any comments, whether written or oral, that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D‑9 promptly after the receipt of such comments, and any written or oral responses thereto.  Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment upon such responses and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel.

(c)         In connection with the Offer, the Company shall cause its transfer agent to promptly (and in any event within five (5) Business Days of the date of this Agreement) furnish Parent and Merger Sub with mailing labels, security position listings, any non-objecting beneficial owner lists and any available listings or computer files containing the names and addresses of the record holders of Shares as of the most recent practicable date and shall furnish Parent and Merger Sub with such additional available information (including, but not limited to, periodic updates of such information) and such other assistance as Parent, Merger Sub or their agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares.  Subject to the requirements of applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, Parent and Merger Sub shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall promptly deliver (and shall cause their agents and Representatives to deliver) to the Company all copies and any extract or summaries of such information.

ARTICLE II
THE MERGER

Section 2.1          The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL), at the Effective Time, Merger Sub shall be merged with and into the Company.  Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent.

Section 2.2         Closing.  The closing of the Merger (the “Closing”) shall take place at 9:00 a.m., Eastern Time, no later than the second (2nd) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), remotely by electronic exchange of documents or at such other date, time or place as agreed to in writing by Parent and the Company.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 2.3          Effective Time.  Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), executed in accordance with the relevant provisions of the DGCL.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware or at such other date or time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 2.4          Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.5         Merger Without Meeting of Stockholders.  The Merger shall be governed by Section 251(h) of the DGCL.  The parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation of the Offer without a meeting of stockholders of the Company, in accordance with Section 251(h) of the DGCL.

Section 2.6          Certificate of Incorporation; Bylaws.

(a)         At the Effective Time, the certificate of incorporation of the Company shall be amended and restated so that it reads in its entirety the same as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that all references therein to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

(b)         At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of the Company shall be amended and restated so that they read in their entirety the same as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references therein to Merger Sub shall be automatically amended and restated and shall become references to the Surviving Corporation, and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

Section 2.7          Directors.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 2.8         Officers.  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE III
EFFECT ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 3.1          Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

(a)         Each Share issued and outstanding immediately prior to the Effective Time (other than (i) any Excluded Shares and (ii) any Dissenting Shares) shall thereupon be converted automatically into and shall thereafter represent the right to receive the Offer Price without interest, less any applicable Tax withholding (the “Merger Consideration”).  As of the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration, if any, to be paid in accordance with Section 3.3, without interest.

(b)         Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties) (collectively, “Excluded Shares”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)          Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d)        If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, merger or other similar transaction, the Merger Consideration shall be equitably adjusted, without duplication, to reflect such change.

Section 3.2          Treatment of Options and Other Equity-Based Awards.

(a)         Immediately prior to the Effective Time, each option (each, a “Company Stock Option”) to purchase Shares granted under any employee or director stock option, stock purchase or equity compensation plan, arrangement or agreement of the Company (the “Company Stock Plans”), whether subject to service-based vesting conditions or performance-based vesting conditions, shall become immediately vested and exercisable in full and, as applicable, as if such service-based vesting conditions had been achieved and, in the case of performance-based vesting conditions, as if such performance-based vesting conditions had been achieved at the maximum level of achievement such that the maximum number of shares subject to the Company Stock Option fully vest.

(i)          At the Effective Time, each In-the-Money Option that is then outstanding shall be canceled and the holder thereof shall be entitled to receive (A) an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (x) the excess of the Cash Amount over the exercise price per Share under such In-the-Money Option and (y) the number of Shares subject to such In-the-Money Option (such amount, the “Company Stock Option Cash Consideration”), which shall be paid in accordance with Section 3.2(c), and (B) one CVR for each Share underlying such In-the-Money Option.

(ii)          At the Effective Time, each Out-of-the-Money Option that is then outstanding shall be cancelled without any cash payment or issuance of CVRs being made in respect thereof.

(b)        At the Effective Time, each restricted stock unit (each a “Company Stock Right”) granted under any of the Company Stock Plans, whether vested or unvested, that is then outstanding shall be cancelled and the holder thereof shall be entitled to receive (A) an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (i) the Cash Amount and (ii) the number of Shares subject to such Company Stock Right (such amount, the “Restricted Stock Unit Cash Consideration”), which shall be paid in accordance with Section 3.2(c), and (B) one CVR for each Share underlying such Company Stock Right.

(c)        As soon as reasonably practicable after the Effective Time (but no later than the later of (i) five (5) Business Days after the Effective Time or (ii) the second (2nd) payroll date after the Effective Time), Parent shall, or shall cause the Surviving Corporation to, pay or cause to be paid through the Surviving Corporation’s payroll or other appropriate account the aggregate Company Stock Option Cash Consideration and the aggregate Restricted Stock Unit Cash Consideration, in either case, held by such current or former employees of the Company (without interest and net of any withholding Taxes required to be deducted and withheld by applicable Laws in accordance with Section 3.6) listed on Section 3.2(c) of the Company Disclosure Letter; provided, however, that to the extent a person is not listed on Section 3.2(c) of the Company Disclosure Letter and is entitled to receive Company Stock Option Cash Consideration or Restricted Stock Unit Cash Consideration, the Company Stock Option Cash Consideration or Restricted Stock Unit Cash Consideration payable pursuant to this Section 3.2 shall be deposited in the Payment Fund for immediate distribution and payment by the Paying Agent in the manner described in Section 3.3. The terms of the CVRs to be issued to any holder of In-the-Money Options and Company Stock Rights, and the circumstances in which any payment is made in respect thereof, shall be governed by the CVR Agreement.

(d)         Prior to the Effective Time, the Company shall adopt such resolutions as may be reasonably required to effectuate the provisions of this Section 3.2 and shall deliver all required notices to each holder of Company Stock Options and Company Stock Rights setting forth each holder’s rights pursuant to the respective Company Stock Plan, stating that such Company Stock Options and Company Stock Rights shall be treated in the manner set forth in this Section 3.2.

(e)         Prior to the Effective Time, the Company shall adopt resolutions so that the Company Stock Plans, and all Company Stock Options and Company Stock Rights, shall terminate, and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest with respect to the capital stock or other voting securities of the Company, or for the issuance or grant of any right of any kind, contingent or accrued, to receive benefits measured by the value of a number of Shares shall be canceled effective as of the Effective Time, without any liability on the part of the Company, the Surviving Corporation, or Parent (except as otherwise contemplated by this Agreement).

(f)         The parties hereto intend to treat, for all U.S. federal and applicable state and local income Tax purposes, all payments under this Section 3.2 (including, without limitation, payments in respect of CVRs issued, in part, for the cancelation of In-the-Money Options and Company Stock Rights) as complying with or satisfying an exemption from Section 409A of the Code, including, without limitation, the transaction-based compensation exception under Treasury Regulation Section 1.409A-3(i)(5)(iv) (including, for the avoidance of doubt, as applicable, certain payments made under this Section 3.2 that are treated as being subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulation Section 1.409A-1(d)(1) at the Effective Time) and the short-term deferral exemption under Treasury Regulation Section 1.409A-1(b)(4) ), and the parties agree not to take any inconsistent position, for all U.S. federal and applicable state and local income Tax purposes, with such intended treatment of the payments under this Section 3.2.

Section 3.3          Exchange and Payment.

(a)          Prior to the Effective Time, Parent and Merger Sub shall enter into an agreement (in a form reasonably acceptable to the Company) with such bank or trust company reasonably acceptable to the Company to act as agent for the stockholders of the Company in connection with the Merger (the “Paying Agent”) to receive the Offer Price and Merger Consideration to which stockholders of the Company shall become entitled pursuant to Section 1.1(e) and Section 3.1(a) and shall act as rights agent (in such capacity, the “Rights Agent”) under the CVR Agreement. Immediately prior to the Acceptance Time, Parent shall deposit (or cause to be deposited) with the Paying Agent cash in an amount sufficient to make all payments pursuant to Section 1.1(e) and Section 3.1(a) (such cash, together with amounts payable pursuant to Section 3.2 with respect to any person not listed on Section 3.2(c) of the Company Disclosure Letter, being hereinafter referred to as the “Payment Fund”); provided that Parent shall not be required to deposit the funds related to the CVRs with the Rights Agent unless and until such deposit is required pursuant to the terms of the CVR Agreement.  The Payment Fund shall not be used for any purpose other than to fund the aggregate Offer Price in the Offer and the aggregate Merger Consideration payable pursuant to Section 1.1(e), Section 3.1(a) and, with respect to any person not listed on Section 3.2(c) of the Company Disclosure Letter, Section 3.2 in the Merger, except as provided in this Agreement.  Parent or the Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, incurred by it in connection with the tender of Shares for the Offer Price and the exchange of Shares for the Merger Consideration and other amounts contemplated by Section 1.1(e) this Article III.

(b)         Promptly after the Effective Time and in any event not later than the fifth (5th) Business Day following the Effective Time, the Surviving Corporation shall cause the Paying Agent (i) in the case of each holder of record of a certificate (“Certificates”) that immediately prior to the Effective Time represented outstanding Shares that were converted into the right to receive the Merger Consideration, to mail (A) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent) in customary form and (B) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration and (ii) in the case of each holder of uncertificated Shares represented by book entry (“Book-Entry Shares”), to mail customary provisions regarding delivery of an “agent’s message” with respect to such Book-Entry Shares.  Upon surrender of a Certificate or Book-Entry Shares to the Paying Agent, together with, in the case of certificated Shares, such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Paying Agent may reasonably require, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange for the Shares formerly represented by such Certificate or Book-Entry Shares (other than Excluded Shares and Dissenting Shares) the Merger Consideration for each such Share, and the Certificate and Book-Entry Shares so surrendered shall forthwith be cancelled.  No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration.

(c)         If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and shall be properly transferred, and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable.

(d)        Until surrendered as contemplated by this Section 3.3, each Certificate or Book-Entry Share shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration payable in respect thereof, pursuant to this Article III, without any interest thereon.

(e)         All cash paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares.  At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article III, subject to applicable Law in the case of Dissenting Shares.

(f)        The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent, on a daily basis.  If for any reason (including investment losses) the cash in the Payment Fund is insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder (but subject to Section 3.4), Parent shall promptly deposit cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.  Any interest and other income resulting from such investments shall be the property of, and shall be payable to, Parent.

(g)         At any time following the date that is twelve (12) months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it or its designee any funds (including any interest received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificate.  Parent shall, or shall cause the Surviving Corporation to, pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration. None of Parent, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any Person in respect of any portion of the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  Any amounts remaining unclaimed by the Company’s stockholders at such date as is immediately prior to the time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Laws, become the property of the Surviving Corporation, free and clear of any claims or interests of any such stockholders or their successors, assigns or personal representatives previously entitled thereto.

(h)       If any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Paying Agent, including, if reasonably required by the Surviving Corporation, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

(i)          Notwithstanding anything to the contrary in this Agreement, no holder of uncertificated Shares held through the Depository Trust Company (“DTC”) will be required to provide a Certificate or an executed letter of transmittal to the Paying Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 3.1(a).

(j)         Prior to the Effective Time, each of Parent and the Company will cooperate to establish procedures with the Paying Agent and DTC with the objective that the Paying Agent will transmit to DTC or its nominees on the first (1st) Business Day after the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (i) the number of Shares (other than Excluded Shares and Dissenting Shares) held of record by DTC or such nominee immediately prior to the Effective Time, multiplied by (ii) the Merger Consideration.

(k)          The stock transfer books of the Company shall be closed immediately upon the Effective Time, and there shall be no further registration of transfers of Shares thereafter on the records of the Company.  At or after the Effective Time, the Certificates or Book-Entry Shares shall, subject to compliance with the provisions of this Article III by the holder thereof and subject to Section 3.4, represent only the right to receive the Merger Consideration with respect to the Shares formerly represented thereby.

Section 3.4         Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, to the extent required by the DGCL, Shares issued and outstanding immediately prior to the Effective Time and that are held by any holder who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but instead, at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under Section 262 of the DGCL.  If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with Section 3.1(a), and Parent shall promptly deposit (or cause to be deposited) in the Payment Fund additional cash in an amount sufficient to pay the Merger Consideration in respect of such Shares that are no longer Dissenting Shares.  The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any Shares, and Parent shall have the right to participate in and control (provided that, prior to the Acceptance Time, Parent shall not have the right to control such negotiations and proceedings where the interests of the Company or any of its Affiliates are, or would reasonably be expected to be, adverse to those of Parent, Merger Sub or any of their respective Affiliates) all negotiations and proceedings with respect to such demands.  The Company shall not, without the prior consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle, any such demands.

Section 3.5         Contingent Value Right.  At or prior to the earlier to occur of the Acceptance Time and the Effective Time, Parent will authorize and duly adopt, execute and deliver, and will ensure that the Rights Agent executes and delivers, a contingent value rights agreement in substantially the form attached as Exhibit B (the “CVR Agreement”), subject to any reasonable revisions to the CVR Agreement that are requested by such Rights Agent (provided that such revisions are not, individually or in the aggregate, materially detrimental to any holder of CVRs). Parent and the Company shall cooperate, including by making changes to the form of CVR Agreement, as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws.

Section 3.6          Withholding.  Each of the Paying Agent, the Rights Agent, the Surviving Corporation, Merger Sub and Parent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any portion of the consideration otherwise payable pursuant to this Agreement to any holder of Shares, or other payment otherwise payable pursuant to this Agreement, such amounts as the Paying Agent, the Rights Agent, the Surviving Corporation, Merger Sub or Parent, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of any other Tax Law, and the amounts so withheld and paid over to the appropriate taxing authority by the Paying Agent, the Rights Agent, the Surviving Corporation, Merger Sub or Parent, as the case may be, shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Paying Agent, the Rights Agent, the Surviving Corporation, Merger Sub or Parent, as the case may be.

 ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed or reflected in (or incorporated by reference into) the Company SEC Documents filed with the SEC or furnished to the SEC after December 31, 2023 and prior to the date of this Agreement (but excluding disclosure of risks included in any “Risk Factors” section or “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein), or (b) as set forth in the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1          Organization, Standing and Power.

(a)         Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for any such failures to be so organized, existing and in good standing, to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  For purposes of this Agreement, “Material Adverse Effect” means any event, change, circumstance, occurrence or effect that would have a material adverse effect (A) on the assets (taken as a whole), business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, change, circumstance, occurrence or effect arising out of, attributable to or resulting from, alone or in combination, (1) changes in general economic, financial market, business or geopolitical conditions, (2) general changes or developments in any of the industries in which the Company or its Subsidiaries operate, (3) any epidemic, pandemic, disease outbreak or other public health-related event, natural disasters or calamities, (4) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, (5) any change in the price or trading volume of the Company’s stock, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (6) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided, that the facts or occurrences giving risk to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (7) any outbreak or escalation of hostilities, any acts of war, cyber terrorism, cyber attacks, cyber intrusion, or terrorism or any other national or international calamity, crisis or emergency, (8) the announcement or pendency of this Agreement and the transactions contemplated hereby, including the initiation of litigation by any Person with respect to this Agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, (9) any action taken by the Company, or which the Company causes to be taken by any of its Subsidiaries, in each case, which is required or expressly contemplated by this Agreement (provided that the exceptions in clause (8) and this clause (9) shall not apply to the representations and warranties in Section 4.4(a)(ii) or (iii) solely with respect to the absence of any conflict with, or violation of, any Law or any breach or violation of, or default under, any Contract) or (10) any actions taken (or omitted to be taken) at the request of Parent; provided, that, solely with respect to clauses (1) through (4) and (7), the impact of such event, change, circumstance, occurrence or effect is not materially disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its Subsidiaries operate (provided that (x) in the case of clause (3), such disproportionality shall be considered only to the extent that the economic damages (including damages attributable to business interruption) suffered by the Company and its Subsidiaries as a result of such natural disaster or calamity are not covered in all material respects by insurance (including business interruption insurance), subject to applicable deductibles, and then only with respect to those economic damages that are not covered by insurance, and (y) in the case of clause (7), such disproportionality shall be considered only to the extent that the economic damages (including damages attributable to business interruption) suffered by the Company and its Subsidiaries as a result of such outbreak or escalation of hostilities, acts of war, cyber terrorism, cyber attacks, cyber intrusion, or terrorism or other national or international calamity, crisis or emergency are not covered in all material respects by insurance (including business interruption insurance), subject to applicable deductibles, and then only with respect to those economic damages that are not covered by insurance); or (B) that would prevent or delay beyond the Outside Date, the Company’s ability to perform its obligations under this Agreement necessary to consummate the Offer and the Merger.

(b)         The Company has previously furnished or otherwise made available to Parent a true and complete copy of the Company’s certificate of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect.  The Company is not in violation of any provision of the Company Charter or Company Bylaws.

Section 4.2          Capital Stock.

(a)        The authorized capital stock of the Company consists of (a) 75,000,000 Shares and (b) 5,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).  As of October 18, 2024, (i) 8,648,243 Shares were issued and outstanding, all of which were validly issued, fully paid and non-assessable and were free of preemptive rights, (ii) 30,810 Shares were held in treasury, (iii) no shares of Preferred Stock were outstanding and (iv) an aggregate of 1,688,721 Shares were subject to or otherwise deliverable in connection with outstanding Company Stock Rights or the exercise of outstanding Company Stock Options issued pursuant to the Company Stock Plans and 30,241 Shares were authorized for issuance under the Company Employee Stock Purchase Plan.  Except as set forth above and except for changes since October 18, 2024, resulting from the exercise or settlement of Company Stock Options or Company Stock Rights outstanding on such date, as of the date of this Agreement, (A) there are not outstanding or authorized any (1) shares of capital stock or other voting securities of the Company, (2) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (3) options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, (B) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company and (C) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party.  Section 4.2(a) of the Company Disclosure Letter sets forth a true and complete list of all outstanding Company Stock Options and Company Stock Rights (collectively, “Company Stock Awards”), indicating as applicable, with respect to each Company Stock Award then outstanding, the type of award granted, the number of Shares subject to such Company Stock Award, the name of the plan under which such Company Stock Award was granted, the date of grant, exercise or purchase price, the number of shares vested and the expiration dates thereof.

(b)         Each of the outstanding shares of capital stock of the Subsidiaries is duly authorized, validly issued, fully paid and non-assessable and all such shares are owned by the Company or another wholly-owned Subsidiary of the Company and are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances (collectively, “Liens”) of any nature whatsoever.  Section 4.2(b) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company and its jurisdiction of incorporation or organization.

Section 4.3          Authority.

(a)        Assuming the transactions contemplated by this Agreement are consummated in accordance with Section 251(h) of the DGCL, the Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Offer, the Merger and the other transactions contemplated hereby.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Offer, the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Offer, the Merger and the other transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b)            The Company Board has unanimously adopted resolutions (i) determining that this Agreement, the Offer, the Merger, the CVR Agreement and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders, (ii) subject to Section 6.4, approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and resolving that the Merger is governed by Section 251(h) of the DGCL, (iii) resolving to recommend that the Company’s stockholders accept the Offer and tender their Shares pursuant to the Offer (this clause (iii), the “Recommendation”) and (iv) approving this Agreement and the transactions contemplated hereby for purposes of Section 203 of the DGCL, which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 6.4.

(c)            Assuming the transactions contemplated by this Agreement are consummated in accordance with Section 251(h) of the DGCL and assuming the satisfaction of the Minimum Condition, no vote or consent of the holders of any class or series of the Company’s capital stock or other securities is required to authorize this Agreement or consummate the Offer, the Merger and the other transactions contemplated hereby.

Section 4.4          No Conflict; Consents and Approvals.

(a)        The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Offer, the Merger and the other transactions contemplated hereby and compliance by the Company with the provisions hereof will not, (i) conflict with or violate the Company Charter or Company Bylaws or the equivalent organizational documents of any of the Company’s Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any law, statute, treaty, rule, regulation, order, ordinance, writ, ruling, judgment, decree or binding determination of any arbitrator, court or Governmental Entity (collectively, “Law”) applicable to the Company or any of its Subsidiaries or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each (but for the sake of clarification, excluding purchase orders), a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)        The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the Offer, the Merger and the other transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory (including stock exchange) authority, agency, court commission, or other governmental body, which includes, but is not limited to, any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction (each, a “Governmental Entity”), except for (i) such filings as may be required under applicable requirements of the Exchange Act and the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder, and under state securities, takeover and “blue sky” laws, (ii) such filings as necessary to comply with the applicable requirements of Nasdaq, (iii) the filing with the Delaware Secretary of State of the Certificate of Merger as required by the DGCL and (iv) any such consent, approval, authorization, permit, action, filing or notification with any Governmental Entity or stock exchange the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.5          SEC Reports; Financial Statements.

(a)        The Company has filed with or furnished to the SEC all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed or furnished by it with or to the SEC since December 31, 2022 (all such forms, reports, statements, certificates and other documents, together with all exhibits, amendments and supplements thereto, filed or furnished since December 31, 2022 and prior to the date hereof, collectively, the “Company SEC Documents”).  As of their respective dates, or, if amended, as of the date of the last such amendment, each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed.  As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)        The audited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2023 filed with the SEC complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated.  The unaudited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Quarterly Reports on Form 10‑Q filed with the SEC since December 31, 2023 complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the periods indicated (subject to normal period-end adjustments). Since December 31, 2023, the Company has not made any material change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.

(c)         The Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a‑15(e) under the Exchange Act) designed to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities.  The Company has implemented and maintains internal control over financial reporting (as defined in Rule 13a‑15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board and has made available to Parent copies of all such disclosure documents regarding (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant roles in the Company’s internal control over financial reporting.

(d)          Prior to the date of this Agreement, the Company has made available to Parent copies of all comment letters received by the Company from the SEC since December 31, 2022 relating to the Company SEC Documents, together with all written responses from the Company thereto.  As of the date of this Agreement (i) there are no outstanding or unresolved comments in any such comment letters received from the SEC staff with respect to the Company SEC Documents and (ii) to the knowledge of the Company, none of the Company SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(e)          No Subsidiary of the Company is required to independently file any form, report, schedule, statement or other document with the SEC.

Section 4.6          No Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries, except for liabilities and obligations (a) reflected or reserved against in the Company’s consolidated balance sheet as of December 31, 2023 (or the notes thereto) included in the Company SEC Documents, (b) incurred in the ordinary course of business since December 31, 2023, (c) which have been discharged or paid in full prior to the date of this Agreement, (d) incurred pursuant to the transactions contemplated by this Agreement and (e) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.7         Certain Information.  The Schedule 14D‑9 will not, at the time it is first filed with the SEC, amended or supplemented or first published, distributed or disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Schedule 14D‑9 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements included or incorporated by reference in the Schedule 14D‑9 based on information supplied in writing by or on behalf of Parent or Merger Sub or any of their respective Representatives specifically for inclusion or incorporation by reference therein.  None of the information supplied in writing or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in any of the Offer Documents will, at the respective times they are first filed with the SEC, amended or supplemented or first published, distributed or disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.8          Absence of Certain Changes or Events.  Since December 31, 2023 through the date of this Agreement, except as otherwise contemplated or permitted by this Agreement, the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice, and there has not been any event, development or state of circumstances that, individually or in the aggregate, has had a Material Adverse Effect; and none of the Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.1(b) (other than subsections (vi), (xv), or (xvii)).

Section 4.9          Litigation.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) there is no suit, claim, action, proceeding, arbitration, mediation or investigation (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets by or before any Governmental Entity and (b) neither the Company nor any of its Subsidiaries nor any of their respective properties is or are subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity. As of the date of this Agreement, there is no action pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Offer or the Merger as contemplated by this Agreement.

Section 4.10      Compliance with Laws.  The Company and each of its Subsidiaries are in compliance with all Laws applicable to them or their businesses or activities, or by which any of their respective properties or assets are bound, except where any non-compliance would not, individually or the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company and its Subsidiaries have in effect all permits, licenses, exemptions, authorizations, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and to carry on their businesses and operations, inclusive of all pre-clinical and clinical studies, as now conducted, except for any Permits the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  All Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.11         Benefit Plans.

(a)         Section 4.11(a) of the Company Disclosure Letter sets forth a true and complete list of each Company Plan, other than any employment, termination or severance letter or agreement for non-officer employees of the Company or its Subsidiaries and equity award grant notices and agreements, in each case to the extent documented on the Company’s standard forms made available to Parent and agreements with consultants entered into in the ordinary course of business.  With respect to each Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy thereof (or a description of any such unwritten Company Plan), including any amendments thereto, and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination or advisory letter of the Internal Revenue Service (the “IRS”), if applicable, (iii) any summary plan description, summary of material modifications and other equivalent written communications by the Company or its Subsidiaries to their employees concerning such Company Plan, (iv) any communications with Government Entities concerning such Company Plan during the three (3) most recent years, (v) the nondiscrimination, coverage and other IRS limit testing reports for the three (3) most recent plan years, (vi) any agreements in effect between the Company or Subsidiary and any third party related to the insurance, funding, administration or operation of any Company Plan, including third party administration or professional employer organization agreements and (vii) if applicable, for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.  Neither the Company nor its Subsidiaries have received any notice or demand informing the Company or such Subsidiary that it may be liable for an “employer shared responsibility payment” as contemplated by Section 4980H of the Code, the regulations issued thereunder, and the Patient Protection and Affordable Care Act of 2010, as amended, and all regulations issued thereunder and rulings issued with respect thereto (the “Affordable Care Act”).

(b)          With respect to the Company Plans, except to the extent that the inaccuracy of any of the representations set forth in this Section 4.11 would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i)           each Company Plan has been established, maintained, funded, operated and administered in compliance with, its terms and applicable Laws;

(ii)          each Company Plan subject to ERISA has been established, funded, and administered in accordance with its terms and in compliance with the applicable provisions of all applicable Laws, including ERISA and the Code, and no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or accumulated funding deficiency, as defined in Section 302 of ERISA and 412 of the Code, has occurred with respect to any Company Plan, and all contributions, premium payments, distributions or other payments required to be made under the terms of any Company Plan have been timely made;

(iii)        each Company Plan intended to be qualified under Section 401(a) of the Code has received a currently effective favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred since the date of such letter that would reasonably be expected to adversely affect the qualified status of such Company Plan;

(iv)          there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits) nor are there facts or circumstances that exist that would reasonably be expected to give rise to any such Actions;

(v)            no Company Plan is subject to Title IV of ERISA or subject to Section 412 of the Code;

(vi)           no Company Plan is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA;

(vii)         the Company and its Subsidiaries do not maintain any Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B of the Code, similar state Laws and the Affordable Care Act, and the Company and its Subsidiaries are not subject to any material liability, including additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation;

(viii)        none of the Company Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit determined or occasioned, in whole or in part, by reason of the execution of this Agreement or the consummation of the Offer or Merger contemplated hereby (other than as specifically contemplated by Section 3.2 hereof); and

(ix)          no payments or benefits under any Company Plan are, or are expected to be, subject to the disallowance of a deduction under Section 162(m) of the Code.

(c)         Neither the execution and delivery of this Agreement and any related documents nor the consummation of the Offer or Merger contemplated hereby will, either alone or in combination with any other event, and other than as specifically contemplated by Section 3.2 hereof: (i) require the Company or any Subsidiary to fund any liabilities or place in trust or otherwise set aside any amounts in respect of any Company Plan, (ii) entitle any current or former service provider of the Company to any compensation or benefits due under any plan, program, agreement or arrangement including any Company Plan, (iii) result in the forfeiture of compensation or benefits under any Company Plan, (iv) accelerate the time at which any compensation, benefits or award may become payable, vested or required to be funded in respect of any current or former service provider of the Company, or (v) limit or restrict the right of the Company or any Subsidiary to merger, amend or terminate any Company Plan. Neither the execution and delivery of this Agreement nor the consummation of the Merger or the Offer, whether alone or in connection with any other event, will result in payments or benefits (including accelerated vesting) to any current or former employee, officer, director or manager or other service provider of the Company or any Subsidiary that would not be deductible to the payor as a result of Section 280G of the Code or would result in any excise tax on any Person (including any such current or former employee, officer, director or manager) under Section 4999 of the Code.

(d)         None of the Company, any of its Subsidiaries or any entity within the same “controlled group” as the Company or any of its Subsidiaries within the meaning of Section 4001(a)(14) of ERISA or 414 of the Code (an “ERISA Affiliate”) has ever contributed or been obligated to contribute to (i) a multiemployer plan, as defined in Section 4001(a)(3) of ERISA or 3(37) of ERISA, (ii) a multiple employer plan, as defined in Section 413(c) of the Code, (iii) a multiple employer welfare arrangement, as defined in Section 3(40) of ERISA, (iv) any plan or agreement that provides life, health or other non-pension benefits to any person beyond their retirement or other termination of service, other than coverage mandated by COBRA or other applicable Law (and for which the sole expense is borne by such Person) (v) a plan subject to Title IV of ERISA.

 (e)        No event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any Subsidiary of the Company or any Company Plan to penalties or excise taxes under Sections 4980D, 4980H, 6721, 6722, 6055 or 6056 of the Code or under any provision of the Affordable Care Act. No Company Plan has been the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity within the last six (6) years.

(f)          Neither the Company nor any Subsidiary of the Company is required to provide any gross-up, make-whole or other additional payment with respect to taxes, interests or penalties imposed under any Tax provisions, including Section 409A or Section 4999 of the Code.

(g)          Each Company Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has at all times been operated in all material respects in compliance with its terms and the operational and documentary compliance requirements of Section 409A of the Code and the Treasury Regulations and other applicable guidance thereunder.

Section 4.12        Labor Matters.  Neither the Company nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement with any labor union or labor organization.  There is no labor dispute, strike, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries.  To the knowledge of the Company, there has not been any activity on behalf of any labor union, labor organization or similar employee group to organize any employees of the Company or any of its Subsidiaries.  As of the date of this Agreement, there are no (a) unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the knowledge of the Company no such representations, claims or petitions are threatened, (b) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (c) grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement. There has not been since December 31, 2023, and there is not pending or, to the knowledge of the Company, threatened any proceeding or inquiry asserted or instituted against the Company or any Subsidiary by any Governmental Entity challenging the classification of an individual classified by the Company or any Subsidiary as a non-employee (such as an independent contractor, a leased employee, a consultant or special consultant).

Section 4.13        Employee Matters.

(a)          Schedule 4.13(a) of the Seller Disclosure Schedule sets forth the following information for each current employee of the Company and any of its Subsidiaries: (i) name or employee identification number; (ii) employing entity, in each case as of the date of this Agreement; (iii) job title; (iv) work location; (v) full time, part time, or temporary status; (vi)annual salary or hourly rate (as applicable); (vii) target annual bonus percentage for calendar year 2024; (viii) exempt or non-exempt status under the Fair Labor Standards Act; (ix) active/inactive status (and if inactive, start date of leave and expected return to work date); (x) balance of accrued, unused paid time off; and (xi) visa status, including visa type and expiration date, if applicable  (the “Employee Census”).

(b)        Schedule 4.13(b) of the Disclosure Schedule sets forth a true, correct and complete list of all individual (non-entity) independent contractors that have provided services to the Company in excess of $50,000 in the twelve-month period prior to the date hereof or projected for the 2024 calendar year with the following information: (i) name; (ii) entity to which services are provided; (iii) description of services; (iv) start date and term of services; (v) compensation arrangement; (vii) location (state); and (viii) whether the relationship is governed by a written agreement.

(c)         The Company has no material liability arising from the misclassification of any individual who is providing or within the past three years has provided services to the Company and is or was classified and treated as an independent contractor, consultant, leased employee or other non-employee service provider.  There has not been since December 31, 2021, and there is not pending or, to the knowledge of the Company, threatened any proceeding or inquiry asserted or instituted against the Company or any Subsidiary by any Governmental Entity relating to the legal status or classification of an individual classified by the Company or any Subsidiary as a non-employee (such as an independent contractor, a leased employee, a consultant or special consultant).

(d)        Since December 31, 2021, the Company is and has been in compliance, in all material respects, with all applicable labor and employment Laws, including those relating to fair employment practices, wage and hour, classification of employees and independent contractors, workers’ compensation, occupational safety and health, immigration, plant closings and mass layoffs.  To the knowledge of the Company, the Company has accurate, completed I-9 forms for all current employees and former employees whose employment terminated within the twelve (12) months preceding the date hereof and all current employees are authorized to work in the United States. There is no pending or, to the knowledge of the Company, threatened action, suit, proceeding, hearing, investigation, charge, complaint or demand of any kind brought by or on behalf of, or otherwise involving, any current or former employee, current or former independent contractor, or involving or relating to the Company’s labor or employment practices, and since December 31, 2021, there has not been any such actions.

(e)        The Company has timely paid all earned and accrued wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees and other compensation that have come due and payable to current or former employees, or current or former independent under applicable Laws or by Contract.

(f)          To the knowledge of the Company, the Company has not hired any employee or retained any independent contractor in violation of any confidential information and/or restrictive covenant agreement to which such employee or independent contractor is a party or is otherwise bound and no Person has made an allegation that the Company has hired any employee or retained any independent contractor in violation of any such confidential information or restrictive covenant agreement.

(g)          The Company has, since December 31, 2021, reasonably investigated all sexual harassment, or other harassment, discrimination, retaliation or material policy violation allegations that have been reported or of which any of them is otherwise aware against any executive, managerial, or supervisory-level employee or former employee. With respect to each such allegation (except those it reasonably deemed to not have merit), the Company has taken prompt corrective action reasonably calculated to prevent further improper action. The Company does not reasonably expect any material liabilities with respect to any such allegations.

(h)          No Company employee has experienced an “employment loss” under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (“WARN Act” ) on or within ninety (90) days prior to the Closing, at any site of employment where a Company employee is located. Within the past three years, the Company has not implemented any plant closing or layoff of employees triggering notice obligations under the WARN Act, nor is there presently any outstanding liability under the WARN Act, and no plant closings or employee layoffs affecting twenty-five (25) or more employees at any site of employment are currently contemplated, planned or announced.

Section 4.14          Environmental Matters.

(a)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries are, and for the past five (5) years have been, in compliance with all applicable Environmental Laws, and possess and are in compliance with all applicable Environmental Permits required under such Environmental Laws to operate as they presently operate; (ii)  there are no Materials of Environmental Concern at any property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, except under circumstances that are not reasonably likely to result in liability of the Company or its Subsidiaries under any applicable Environmental Law; (iii) neither the Company nor its Subsidiaries has received any written request for information pursuant to section 104(e) of CERCLA or any similar state statute, concerning any release or threatened release of Materials of Environmental Concern at any location, except, to the extent such matter has been resolved with the appropriate Governmental Entity or otherwise; (iv) neither the Company nor its Subsidiaries has received or is presently subject to an Environmental Claim or any other liabilities pursuant to Environmental Laws, and to the knowledge of the Company, no such matters have been threatened; (v) none of the Company or any of its Subsidiaries has assumed, undertaken, or provided an indemnity with respect to, or otherwise become subject to, liability of any other Person relating to Environmental Laws; (vi) neither the Company nor any of its Subsidiaries has treated, stored, handled, transported, Released, recycled, disposed of, or arranged for the disposal of any Materials of Environmental Concern at or to any facility, site, or location: (A) that is not lawfully permitted to accept such materials; (B) that has been listed or designated by any Governmental Authority as requiring or reasonably being expected to require investigation, removal, response, or remediation; or (C) in violation of Environmental Laws, or in a manner which has given rise, or which would reasonably be expected to give rise, to an Environmental Claim; (vii) to the Company’s knowledge, there are no circumstances or conditions that would, or would reasonably be expected to, interfere with or prevent compliance or continued compliance by the Company or any of its Subsidiaries with Environmental Laws or give rise to liability under Environmental Laws; and (viii) the Company and its Subsidiaries have made available to Buyer copies of the following documents, to the extent they are in the custody or reasonable control of the Company or its Subsidiaries and relate to the business or assets of the Company or its Subsidiaries or any real property currently or formerly owned, operated, leased, or otherwise occupied by the Company or its Subsidiaries: any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models, copies of Environmental Permits and related documentation, and any other documents related to compliance with Environmental Laws, Environmental Permits, the Release of Materials of Environmental Concern, or Environmental Claims.

(b)          For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i)           “Environmental Claim” means any written directive, demand, request for information, notice of violation, notice of inspection, infraction, citation, action, suit, claim, or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the cost of enforcement proceedings, investigation, cleanup, governmental response, removal, or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, fines, contribution, indemnification, and injunctive relief) arising out of, based on, or resulting from (A) the presence, Release of, or exposure to any Materials of Environmental Concern; or (B) any actual or alleged non-compliance with any Environmental Law or the term or condition of any Environmental Permit

(ii)         “Environmental Laws” means all foreign, federal, state, or local statutes, laws (including common law), regulations, ordinances, codes, orders, directives or decrees concerning (A) pollution (or the cleanup thereof) or protection of the environment (including, but not limited to, the quality of the ambient air, soil, soil vapor, surface water or groundwater), natural resources, endangered or threatened species, or human health or safety, and (B) the presence or exposure to, or the management, manufacture, use, disclosure, containment, storage, recycling, reclamation, reuse, treatment, generation, Release, transportation, processing, production, investigation, or remediation of Materials of Environmental Concern,   including, but not limited to, the federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) and the federal Resource Conservation and Recovery Act.

(iii)          “Environmental Permits” means all Permits, required under applicable Environmental Laws.

(iv)        “Materials of Environmental Concern” means any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, vapor, mineral or gas, in each case, whether naturally occurring or man-made: (a) that because of its toxicity, concentration, or quantity, has characteristics that are hazardous or toxic to human health, the environment, or natural resources; (b) that is subject to regulation, investigation, control, or remediation under Environmental Laws; (c) that is defined as hazardous, acutely hazardous, a pollutant, toxic, explosive, corrosive, flammable,  infectious, radioactive, carcinogenic, or words of similar import or regulatory effect under Environmental Laws; and (d) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, per- and polyfluoroalkyl substances, and polychlorinated biphenyls.

(v)         “Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape, disperse, or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture), whether intentional or unintentional.

Section 4.15         Taxes.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)         All Tax Returns required to have been filed by or with respect to the Company or its Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained), and such Tax Returns have been duly and accurately prepared in all material respects. The Company and its Subsidiaries have paid all Taxes due and owing (whether or not shown on such Tax Returns), except to the extent that a reserve for Taxes has been established on the financial statements of the Company.

(b)        The Company and its Subsidiaries have timely withheld and paid to the appropriate Governmental Entities all Taxes of the Company and its Subsidiaries that are required to have been withheld and paid, except to the extent that amounts withheld have been properly set aside in accounts for the purpose of making such timely payment.

(c)         No deficiency for any amount of Tax has been asserted or assessed by a Governmental Entity in writing against the Company or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn.

(d)        There are no settlement agreements with the IRS and no pending Tax audits, investigations, examinations, administrative or judicial proceedings with respect to any Taxes or Tax Returns of the Company or its Subsidiaries, and neither the Company nor any of its Subsidiaries has received written notice from any taxing authority that it intends to commence such an audit, examination, investigation or proceeding.

(e)       No extension or waiver of a statute of limitations relating to Taxes is currently in effect with respect to the Company or any of its Subsidiaries (other than those granted in connection with extensions of time to file Tax Returns obtained in the ordinary course of business).  There are no liens for Taxes outstanding against any assets of the Company or any of its Subsidiaries other than for current Taxes not yet due and payable or being contested in good faith and for which appropriate reserves are established in the financial statements in accordance with GAAP.

(f)          Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code in the three years prior to the date of this Agreement.

(g)         Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes, other than a group of which the Company is the common parent.  Neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person other than that of the Company or any Subsidiary under Treasury Regulation Section 1.1502-6 or any corresponding provision of state, local, or foreign income Tax law, as transferee or successor, by contract (other than Taxes imposed under customary provisions of commercial contracts entered into in the ordinary course of business the principal purpose of which is unrelated to Taxes), by operation of law, or otherwise.

(h)      Neither the Company nor any of its Subsidiaries have participated in or are currently participating in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i)         Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) beginning after the Closing Date as a result of any: (A) change in method of accounting (or use of an improper method of accounting) for Tax purposes for a Tax period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) executed on or prior to the Closing Date; (C) prepaid amount received on or prior to the Closing Date outside of the ordinary course of business, (D) use of the installment sale or open transaction method to report a disposition of property made prior to the Closing, or (E) any inclusion under Section 951(a) or Section 951A of the Code of income attributable to a tax period (or portion thereof) ending on or before the Closing Date.

(j)          In the three (3) years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any Tax ruling from a Governmental Entity or entered into any closing agreement in respect of Taxes, which ruling or agreement will be binding on the Company or any of its Subsidiaries after the Closing, and no such guidance or agreement has been requested.

(k)       The Company and each of its Subsidiaries is and has at all times been resident for Tax purposes in its country of incorporation or formation and is not and has not at any time been resident in any other country for any Tax purposes or been subject to Tax in any country other than the country of incorporation or formation by virtue of having a branch, permanent establishment, place of control and management or other place of business in that country.

(l)          Neither the Company nor any Subsidiary owns any stock or other ownership interests in (i) any corporation which is a passive foreign investment company within the meaning of Section 1297 of the Code or a controlled foreign corporation within the meaning of Section 957 of the Code with respect to which such Acquired Company is a “U.S. Shareholder” within the meaning of Section 951(b) of the Code; or (ii) any partnership, joint venture, limited liability company, or other entity taxed as a partnership or other pass through entity for U.S. federal income Tax purposes. No Acquired Company has made any election under Code Section 965(h) to defer the payment of any “net tax liability” as such term is defined in Code Section 965(h)(6).

Section 4.16        Contracts.

(a)          Section 4.16 of the Company Disclosure Letter lists each Contract (other than Company Plans listed in Section 4.11(a))of the following types to which the Company or any of its Subsidiaries is a party:

(i)           any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S‑K under the Securities Act or disclosed by the Company on a Current Report on Form 8‑K;

(ii)         any Contract that materially limits the ability of the Company or any of its Subsidiaries (or, following the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement, would limit the ability of Parent or any of its Subsidiaries, including the Surviving Corporation) to compete in any line of business or with any Person or in any geographic area, or that restricts the right of the Company and its Subsidiaries (or, following the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement, would limit the ability of Parent or any of its Subsidiaries, including the Surviving Corporation) to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third Person “most favored nation” status or any type of special discount rights;

(iii)          any Contract with respect to the formation, creation, operation, management or control of a joint venture or partnership with another Person;

(iv)          any Contract relating to Indebtedness incurred by the Company or any of its Subsidiaries;

(v)          any Contract involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests for aggregate consideration (in one or a series of transactions) under such Contract of $500,000 or more (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice);

(vi)         any Contract (other than Contracts with employees and individual independent contractors) that by its terms calls for aggregate payment or receipt by the Company and its Subsidiaries under such Contract of more than $500,000 over the remaining term of such Contract;

(vii)        any Contract pursuant to which the Company or any of its Subsidiaries has continuing guarantee, “earn-out” or other contingent payment obligations, in each case that could result in payments in excess of $500,000;

(viii)      any Contract that is a license agreement (including all regional licensing transactions), covenant not to sue agreement or co-existence agreement or similar agreement that is material to the business of the Company and its Subsidiaries, taken as a whole, to which the Company or any of its Subsidiaries is a party and licenses in Intellectual Property owned by a third party or licenses out Intellectual Property owned by the Company or its Subsidiaries or agrees not to assert or enforce Intellectual Property owned by the Company or such Subsidiary, other than any Standard Contract;

(ix)        any Contract that obligates the Company or any of its Subsidiaries to make (A) any loan, or (B) any capital commitment or expenditure, except, in the case of clause (B), in the ordinary course of business consistent with practice and in an aggregate amount not greater than $500,000;

(x)           any Contract that requires a consent to or otherwise contains a provision relating to a “change of control” that would or would reasonably be expected to prevent, materially delay or impair the consummation of the transactions contemplated by this Agreement;

(xi)          any Government Contract; or

(xii)        any Contract with a top ten supplier of the Company based on aggregate amounts paid by the Company and its Subsidiaries during the twelve (12)-month period ended December 31, 2023 or a top five (5) customer of the Company based on revenue earned during the twelve (12)-month period ended December 31, 2023.

Each contract of the type described in clauses (i) through (xii) is referred to herein as a “Material Contract.”

(b)        Each Material Contract is valid and binding on the Company and each of its Subsidiaries party thereto and, to the knowledge of the Company, any other party thereto.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no default under any Material Contract by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto.

Section 4.17        Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) all insurance policies of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as management has determined to be prudent in accordance with industry practices and (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies.

Section 4.18        Properties. Neither the Company nor any of its Subsidiaries own any real property.  The Company or a Subsidiary of the Company owns and has good and marketable title to all of its tangible personal property and has valid leasehold interests in all of its leased properties (the “Leased Properties”) pursuant to the leases described on Section 4.18 of the Company Disclosure Letter (the “Leases”), necessary to conduct their respective businesses as currently conducted, free and clear of all Liens (except in all cases for Permitted Liens and those Liens that are permissible under any applicable loan agreements and indentures and for title exceptions, defects, encumbrances, liens, charges, restrictions, restrictive covenants and other matters, whether or not of record, which in the aggregate do not materially affect the continued use of the property for the purposes for which the property is currently being used).  The Leases are in full force and effect, and the Company has delivered to Parent and Merger Sub true, correct and complete copies of the Leases.  Neither the Company, nor any Subsidiary of the Company, (i) is in default under the Leases nor (ii) has assigned or pledged the Leases or rents or any interest under the Leases.

Section 4.19         Intellectual Property.

(a)        Section 4.19(a) of the Company Disclosure Letter sets forth a true and complete list of all registered trademarks, service marks or trade names, patents, patent applications, registered copyrights, applications to register copyright and domain names owned by the Company or any of its Subsidiaries on the date hereof and that are related to and used in the businesses of the Company or its Subsidiaries (collectively, “Company IP”).  No Company IP is involved in any litigation, interference, reissue, reexamination, opposition, cancellation or contested matter and, to the knowledge of the Company, no such action is or has been threatened with respect to any of the Company IP.  All Company IP is owned by the Company or one its Subsidiaries free and clear of all Liens, other than any Permitted Liens.  Neither the Company nor any of its Subsidiaries has received any written notice or claim in the three (3) years prior to the date hereof challenging the validity or enforceability of any Company IP that remains pending or unresolved.

(b)         Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Company and its Subsidiaries has taken commercially reasonable steps designed to maintain the confidentiality of all information of the Company or its Subsidiaries that derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, including taking commercially reasonable steps designed to safeguard any such information that is accessible through computer systems or networks.

(c)         Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, (i) the Company and its Subsidiaries are not infringing upon or misappropriating any patents, copyrights, trademarks, trade secrets, trade rights or other intellectual property rights (“Intellectual Property”) of any third party in connection with the conduct of their respective businesses, and neither the Company nor any of its Subsidiaries has received since December 31, 2023 any written notice or claim asserting that any such infringement or misappropriation is occurring, which notice or claim remains pending or unresolved, (ii) no third party is misappropriating or infringing any Company IP and (iii) no Company IP is subject to any outstanding order, judgment, decree or stipulation by any Governmental Entity restricting or limiting in any material respect the use or licensing thereof by the Company or any of its Subsidiaries.

Section 4.20       State Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.9, no “fair price,” “moratorium,” “control share acquisition,” “business combination” or similar antitakeover Law (collectively, “Takeover Laws”) enacted under any other state Laws in the United States, including the DGCL, apply to this Agreement or any of the transactions contemplated hereby.

Section 4.21      Section 251(h). The Company has not opted out of Section 251(h) of the DGCL in the Company Charter or taken, or authorized or permitted any of its Representatives to take, any action that would reasonably be expected to render Section 251(h) of the DGCL inapplicable or unavailable with respect to the Merger.

Section 4.22        No Rights Plan.  There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

Section 4.23        Affiliate Transactions.  Except for directors’ and employment-related Material Contracts filed or incorporated by reference as an exhibit to a Company SEC Document filed by the Company prior to the date hereof and for any intercompany agreements or as otherwise disclosed in or filed with a Company SEC Document, as of the date of this Agreement, no executive officer or director of the Company is a party to any Material Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the last twelve (12) months.

Section 4.24        Foreign Corrupt Practices Act.

(a)         During the past four (4) years, neither the Company, any Subsidiary of the Company nor, to the knowledge of the Company, any of their respective directors, officers, employees or, acting on the Company’s behalf, agents, in each case, acting in such capacity has, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the US Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), foreign political party or official thereof or candidate for foreign political office for the purpose of: (1) influencing any official act or decision of such official, party or candidate; (2) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority; or (3) securing any improper advantage; in the case of (1), (2) and (3) above in order to assist the Company or any of its Subsidiaries in obtaining or retaining business for or with, or directing business to, any Person.

(b)         During the past four (4) years, neither the Company, any Subsidiary of the Company nor, to the knowledge of the Company, any of their respective directors, officers, employees or, acting on the Company’s behalf, agents, in each case, acting in such capacity has made or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any applicable anti-bribery or anti-corruption Laws applicable in any foreign jurisdictions where the Company or any Subsidiary of the Company operates or otherwise conducts business.

(c)        The Company has maintained, and has caused each of its Subsidiaries to maintain, systems of internal controls (including accounting systems, purchasing systems and billing systems) reasonably designed to facilitate compliance with the FCPA or any other applicable anti-bribery or anti-corruption Laws applicable in any foreign jurisdictions where the Company or any Subsidiary of the Company operates or otherwise conducts business.

(d)        Neither the Company, any Subsidiary of the Company, nor, to the knowledge of the Company, any of their respective directors, officers, employees or, acting on the Company’s behalf, agents, in each case, acting in such capacity, has submitted any voluntary disclosure or received written notice that it is the subject of any pending governmental investigation, prosecution or other enforcement action related to the FCPA or any other similar anti-bribery or anti-corruption Laws in any foreign jurisdiction.

Section 4.25       Brokers. No broker, investment banker, financial advisor or other Person, other than Mooreland Partners, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 4.26        Export Controls and Economic Sanctions.

(a)        The Company and its Subsidiaries are presently operating in compliance, and for the past four (4) years have operated in compliance, in all material respects, with the Export Administration Act of 1979, as amended (50 U.S.C. app. 2401-2420) and the Export Administration Regulations (15 C.F.R. §§ 730-774); the Arms Export Control Act (22 U.S.C. § 2778) and the corresponding International Traffic in Arms Regulations (22 C.F.R. §§ 120 et seq.); the economic sanctions laws and regulations enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control; (31 C.F.R. Part 500 et seq.) and the U.S. Department of State’s Office of Terrorist Financial and Economic Sanctions Policy; the Iranian affiliate reporting requirements under the Exchange Act of 1934 (15 U.S.C. § 78m(r)), in each case to the extent applicable; and all applicable antiboycott laws, regulations, guidelines, and reporting requirements, including those issued under the Export Administration Regulations and Section 999 of the Code, respectively.

(b)        The Company has maintained, and has caused each of its Subsidiaries to maintain, systems of internal controls (including accounting systems, purchasing systems and billing systems) reasonably designed to facilitate compliance with U.S. export controls and economic sanctions, or any equivalent laws in any foreign jurisdictions where the Company or any Subsidiary of the Company operates or otherwise conducts business (provided such restrictive trade measures are not contrary to U.S. antiboycott laws).

(c)        Neither the Company, any Subsidiary of the Company nor, to the knowledge of the Company, any of their respective directors, officers, employees or, acting on the Company’s behalf, agents, in each case, acting in such capacity, has submitted any voluntary disclosure or received written notice that it is the subject of any governmental investigation, prosecution or other enforcement action related to U.S. export controls and economic sanctions, or any equivalent laws in any foreign jurisdiction.

Section 4.27        Government Contracts.

(a)        Neither the Company, a Subsidiary nor any of their respective Principals, employees, consultants, or agents (while such Person was a Principal, employee, consultant, or agent of the Company or such Subsidiary), is or has been, to the knowledge of the Company, at any point in the last three (3) years under administrative, civil or criminal investigation, indictment, or information by any Governmental Entity, or any audit or investigation by any Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract, or suspended or debarred from doing business with a Governmental Entity or has been the subject of a finding of non-responsibility or ineligibility for contracting with a Governmental Entity.  During the last three (3) years, neither the Company nor any Subsidiary has conducted or initiated any internal investigation or, to the knowledge of the Company, had reason to conduct, initiate or report any internal investigation, or made a mandatory or voluntary disclosure to a Governmental Entity, with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract.

(b)        Neither Company, any of its Subsidiaries, nor any of their respective Principals or Affiliates, have credible evidence of its, or any of its Principals’, employees’, agents’, or subcontractors’, violation of federal criminal law involving fraud, conflict of interest, bribery, or gratuity provisions found in Title 18 of the U.S. Code, a violation of the civil False Claims Act (31 U.S.C. §§ 3729-3733) or receipt of a significant overpayment (other than overpayments resulting from contract financing payments as defined in FAR 32.001) in connection with the award, performance, or closeout of any Government Contract.

(c)          No facts exist that would provide a basis for either a Governmental Entity or any higher-tiered contractor to make any claim (and neither the Company nor any of its Subsidiaries will have any liability) for any material refund, payment, fine, or penalty relating to or arising out of a Government Contract or the Company or one of its Subsidiaries’ failure to provide current, accurate, or complete cost or pricing data under the Truthful Cost or Pricing Statute (formerly known as the Truth in Negotiations Act) to a Governmental Entity or a higher-tiered contractor.  During the last six (6) years, the Company and its Subsidiaries have compiled, preserved, and retained all material documentation required to support the allowability of the material direct and indirect costs reflected in the incurred cost submissions submitted by the Company and its Subsidiaries to a Governmental Entity. Neither the Company nor any of its Subsidiaries have incurred any material costs under a cost-reimbursable Government Contract that are not “allowable” costs under the FAR. All costs incurred under its Government Contract have been properly recorded in the Company’s and its Subsidiaries’ books and records.

(d)        No funding, facilities or personnel of any Governmental Entity has been or is being used to create Company IP and no Company IP was first developed under a Government Contract. Any Company IP delivered under a Government Contract was properly marked to protect the Company’s rights in such Company IP and not provide a Governmental Entity or higher-tiered contractor with any rights other than to use the Company IP in connection with the applicable Government Contract for which it was delivered.

Section 4.28         Health Care Regulatory Matters.

(a)       The Company and its Subsidiaries, and to the knowledge of the Company, each of their respective directors, officers, management employees, agents (while acting in such capacity), contract manufacturers, suppliers, and distributors are, and since December 31, 2023 have been, in material compliance with all Health Care Laws to the extent applicable to the Company, its Subsidiaries or any of the Company products or activities.  To the knowledge of the Company, there are no facts or circumstances that reasonably would be expected to give rise to any material liability under any Health Care Laws.

(b)         Neither the Company nor any of its Subsidiaries is party to any material corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Entity.

(c)       All applications, notifications, submissions, information, claims, reports and statistical analyses, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Permit from the U.S. Food and Drug Administration (“FDA”) or other Governmental Entity relating to products that are regulated as drugs, medical devices, or other healthcare products under Health Care Laws, including drug and biological candidates, compounds or products being researched, tested, stored, developed, labeled, manufactured, packed and/or distributed by the Company or any of its Subsidiaries (“Company Products”), including, without limitation, investigational new drug applications, when submitted to the FDA or other Governmental Entity were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA or other Governmental Entity.  Neither the Company nor any of its Subsidiaries has knowledge of any facts or circumstances that would be reasonably likely to lead to the revocation, suspension, limitation, or cancellation of a Permit required under Health Care Laws or of any application for marketing approval currently pending before the FDA or such other Governmental Entity.

(d)         All preclinical studies and clinical trials conducted by or, to the knowledge of the Company, on behalf of the Company or any of its Subsidiaries have been, and if still pending are being, conducted in compliance in all material respects with research protocols and in compliance with all applicable Health Care Laws, including, but not limited to, the Federal Food, Drug and  Cosmetic Act (“FDCA”) and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, 312, 314 and 320.  No clinical trial conducted by or on behalf of the Company or any of its Subsidiaries has been conducted using any clinical investigators who have been disqualified.  No clinical trial conducted by or on behalf of the Company or any of its Subsidiaries has been terminated or suspended prior to completion, and no clinical investigator that has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial conducted by or on behalf of the Company or any of its Subsidiaries has placed a clinical hold order on, or otherwise terminated, delayed or suspended, such a clinical trial at a clinical research site based on an actual or alleged lack of safety or efficacy of any Company Product or a failure to conduct such clinical trial in compliance with applicable Health Care Laws.

(e)        All manufacturing operations conducted by or, to the knowledge of the Company, for the benefit of the Company or any of its Subsidiaries have been and are being conducted in material compliance with all Permits under applicable Health Care Laws, all applicable provisions of the FDA’s current good manufacturing practice (cGMP) regulations for biological products at 21 C.F.R. Parts 600 and 610, the Quality System (QS) regulations at 21 C.F.R. Part 820 and all comparable foreign regulatory requirements of any Governmental Entity.

(f)         Neither the Company nor any of its Subsidiaries has received any written communication that relates to an alleged violation or non-compliance with any Health Care Laws, including any notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, investigation, arbitration, import detention or refusal, FDA Warning Letter or Untitled Letter, or any action by a Governmental Entity relating to any Health Care Laws.  All Warning Letters, Form-483 observations, or comparable findings from other Governmental Entities, if any, have been resolved to the satisfaction of the applicable Governmental Entity.

(g)         There have been no seizures, withdrawals, recalls, detentions or suspensions of manufacturing, testing or distribution relating to the Company Products required or requested by a Governmental Entity, or other notice of action relating to an alleged lack of safety, efficacy or regulatory compliance of the Company Products, or any adverse experiences relating to the Company Products that have been reported to FDA or other Governmental Entity (“Safety Notices”), and, to the knowledge of the Company, there are no facts or circumstances that reasonably would be expected to give rise to a Safety Notice.

(h)         There are no unresolved Safety Notices, and to the knowledge of the Company, there are no facts that would be reasonably likely to result in a material Safety Notice with respect to the Company Products or a termination or suspension of developing and testing of any of the Company Products.

(i)         Neither the Company or any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee, agent, or distributor of the Company or any of its Subsidiaries  has made an untrue statement of a material fact or fraudulent or misleading statement to a Governmental Entity, failed to disclose a material fact required to be disclosed to a Governmental Entity, or committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed.  Reg.  46191 (September 10, 1991) and any amendments thereto (the “FDA Ethics Policy”).  None of the aforementioned is or has been under investigation resulting from any allegedly untrue, fraudulent, misleading, or false statement or omission, including data fraud, or had any action pending or threatened relating to the FDA Ethics Policy.

(j)         All reports, documents, claims, Permits and notices required to be filed, maintained or furnished to the FDA or any Governmental Entity by the Company or any of its Subsidiaries have been so filed, maintained or furnished.  All such reports, documents, claims, Permits and notices were true and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(k)       Neither the Company or any of its Subsidiaries nor, to the knowledge of the Company, any officer, employee, agent, or distributor of the Company or any of its Subsidiaries has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under applicable Law, including, without limitation, 21 U.S.C. § 335a, or exclusion under 42 U.S.C. § 1320a-7, or any other statutory provision or similar Law.  Neither the Company or any of its Subsidiaries nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company or any of its Subsidiaries, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Health Care Law or program.

Section 4.29        Data Privacy and Security.

(a)         Except where any non-compliance would not, individually or the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries comply, and within the past three (3) years have complied, with all applicable (i) Privacy and Security Laws, (ii) written contractual commitments to which they are legally bound governing Personal Data protection, privacy, security, and confidentiality, and (iii) Privacy Policies.

(b)        Except where the failure to do so would not, individually or the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries have taken commercially reasonable steps consistent with their size and resources as well as the nature and purpose of the Processing and the types of Personal Data) and, where appliable, Privacy and Security Laws, that are designed to: (i) protect their Business Systems and Personal Data from a Security Incident and (ii) maintain, as applicable, the confidentiality, integrity and availability of such Business Systems and Company Data.  All material deficiencies on cybersecurity assessments which have been conducted within the past three (3) years have, to the knowledge of the Company, been remediated in a commercially reasonable manner.

(c)        In the past three (3) years, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has: (i) experienced any material Security Incident involving any Business System or Company Data in their respective possession, custody, or control or otherwise held or Processed on its behalf, (ii) been required to send a notification or report to any Person pursuant to applicable Privacy and Security Laws as a result of any material Security Incident, or (iii) failed to comply with any notification or reporting requirement to any Person in connection with any material Security Incident under applicable Privacy and Security Laws.

(d)         To the knowledge of the Company, there is no formal or written complaint, audit, proceeding, investigation, claim, or other Action currently pending or that has been, within the past three (3) years, brought or initiated against the Company or any of its Subsidiaries by any Person before a Governmental Entity with respect to any actual or alleged (i) material Security Incident or (ii) material violation of any applicable Privacy and Security Laws by the Company or any of its Subsidiaries.

(e)       Except as would not, individually or the aggregate, reasonably be expected to have a Material Adverse Effect, the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not conflict with or otherwise result in a violation or breach of any applicable Privacy and Security Laws.

Section 4.30       Opinion of Financial Advisor. Piper Sandler & Co. has delivered to the Company Board its written opinion (or oral opinion to be confirmed in writing), dated as of the date of this Agreement, to the effect that, as of such date and based upon and subject to the various assumptions and limitations set forth therein, the Cash Amount is fair, from a financial point of view, to the holders of Shares.

Section 4.31        No Other Representations or Warranties. Except for the representations and warranties contained in Article V, the Company acknowledges that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company in connection with the transactions contemplated by this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

Except as set forth in the disclosure letter delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent), Parent and the Merger Sub, jointly and severally, represent and warrant to the Company as follows:

Section 5.1          Organization, Standing and Power.

(a)       Each of DPV, Parent and Merger Sub (i) is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, (ii) has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for any such failures to be so organized, existing and good standing, to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  For purposes of this Agreement, “Parent Material Adverse Effect” means any event, change, circumstance, occurrence or effect that would prevent or delay beyond the Outside Date the performance by DPV, Parent or Merger Sub of its obligations under this Agreement necessary to consummate the Offer and the Merger.

(b)        Parent has previously furnished to the Company a true and complete copy of the certificate of incorporation and bylaws of Merger Sub, in each case, as amended to the date of this Agreement, and each as so delivered is in full force and effect.  Neither Parent nor Merger Sub is in violation of any provision of its certificate of incorporation or bylaws.

Section 5.2        Authority. Each of Parent and Merger Sub has all necessary power and authority to execute, deliver and perform its obligations under this Agreement, the CVR Agreement and to consummate the Offer, the Merger and the other transactions contemplated hereby.  DPV has all necessary power and authority to execute, deliver and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement and the CVR Agreement by Parent and Merger Sub (and for DPV, the execution, deliver and performance of its obligations under this Agreement) and the consummation by Parent and Merger Sub of the Offer, the Merger and the other transactions contemplated hereby have been duly authorized by the Board of Directors of each of Parent and Merger Sub and the Manager of DPV, and no other proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement, the CVR Agreement or to consummate the Offer, the Merger and the other transactions contemplated hereby, subject, in the case of consummation of the Merger, to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL.  This Agreement has been duly executed and delivered by DPV, Parent and Merger Sub, and the CVR Agreement will be, duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes, and will constitute, respectively, a valid and binding obligation of each of DPV, Parent and Merger Sub, enforceable against each of DPV, Parent and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 5.3          No Conflict; Consents and Approvals.

(a)        The execution, delivery and performance of this Agreement and the CVR Agreement by each of DPV, Parent and Merger Sub does not, and will not, respectively, and the consummation of the Offer, the Merger and the other transactions contemplated hereby and compliance by each of DPV, Parent and Merger Sub with the provisions hereof will not (i) conflict with or violate the certificate of incorporation, certificate of formation or bylaws or operating agreement, as applicable, of DPV, Parent or Merger Sub (or equivalent organizational documents), (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to DPV, Parent or Merger Sub or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which DPV, Parent or Merger Sub is a party or by which DPV, Parent or Merger Sub or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)        The execution, delivery and performance of this Agreement and the CVR Agreement by the Parent and Merger Sub, and the consummation by Parent and Merger Sub of the Offer, the Merger and the other transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and under state securities, takeover and “blue sky” laws, (ii) such filings as necessary to comply with the applicable requirements of Nasdaq, (iii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (iv) any such consent, approval, authorization, permit, action, filing or notification with any Governmental Entity or stock exchange the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Adverse Material Effect.

Section 5.4      Certain Information. The Offer Documents will not, at the respective times they are first filed with the SEC, amended or supplemented or first published, distributed or disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act.  Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to statements included or incorporated by reference in the Offer Documents based on information supplied in writing by or on behalf of the Company specifically for inclusion or incorporation by reference therein.  None of the information supplied in writing or to be supplied by or on behalf of Parent or Merger Sub or any of their respective Representatives specifically for inclusion or incorporation by reference in the Schedule 14D‑9 will, at the time it is first published, distributed or disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.5        Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.6          Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement.  All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.

Section 5.7         Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (a) there is no Action pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties by or before any Governmental Entity and (b) neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any judgment, order, injunction, rule or decree of any Governmental Entity.

Section 5.8        Financing. Parent and Merger Sub have and will have, as of the respective dates of the Acceptance Time and the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to consummate the Offer, the Merger and the other transactions contemplated, including payment of all amounts required to be paid pursuant to Article I and Article III, and to pay all related fees and expenses.

Section 5.9         Ownership of Shares. Neither DPV, Parent nor Merger Sub is, nor at any time for the past three (3) years has been, an “interested stockholder” of the Company within the meaning of Section 203 of the DGCL. As of the date of this Agreement, neither DPV, Parent nor any of their respective Subsidiaries is a party to any agreement, arrangement or understanding that would be required to be disclosed under Item 1005(e) of Regulation M-A under the Exchange Act.

Section 5.10        No Other Representations or Warranties. Except for the representations and warranties contained in Article IV, each of Parent and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated by this Agreement.  Neither the Company nor any other Person will have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

ARTICLE VI
COVENANTS

Section 6.1          Conduct of Business of the Company.

(a)         The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except (i) as expressly contemplated by this Agreement, (ii) as disclosed in Section 6.1 of the Company Disclosure Letter, (iii) as required by applicable Law or (iv) unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct in all material respects its business in the ordinary course of business consistent with past practice, to use commercially reasonable efforts to preserve substantially intact its business organization and to use commercially reasonable efforts to preserve its present relationships with customers, suppliers and other Persons with which it has material business relations; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action constitutes a breach of such provision of Section 6.1(b).

(b)       Between the date of this Agreement and the Effective Time, except (w) as expressly contemplated by this Agreement, (x) as disclosed in Section 6.1 of the Company Disclosure Letter, (y) as required by applicable Law, or (z) unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), neither the Company nor any of its Subsidiaries shall:

(i)          amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments;

(ii)        issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, or grant to any Person any right to acquire any shares of its capital stock, in each case, or securities convertible into or exchangeable for shares of its capital stock, except pursuant to the exercise of Company Stock Options or settlement of Company Stock Rights outstanding as of the date hereof and in accordance with the terms of such instruments or ESPP Purchased Rights in accordance with Section 6.18;

(iii)      declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a wholly-owned Subsidiary of the Company to the Company or to another wholly-owned Subsidiary of the Company);

(iv)       adjust, split, combine, redeem, repurchase or otherwise acquire any shares of capital stock of the Company (except in connection with withholding to satisfy the exercise price or Tax obligations with respect to Company Stock Awards outstanding as of the date hereof or  repurchases or reacquisitions of shares of capital stock or shares of capital stock issued upon the exercise or vesting of Company Stock Awards outstanding as of the date hereof pursuant to the Company’s requirement (under written commitments or the terms of the Company Stock Awards in effect as of the date hereof) to purchase or reacquire such shares of capital stock held by a current or former officer, employee, independent contractor, consultant or director of or to the Company only upon termination of such Person’s employment or engagement by the Company), or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock;

(v)        (A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise), directly or indirectly, any corporation, partnership or other business organization or division thereof or any assets, other than purchases of inventory and other assets in the ordinary course of business consistent with past practice, or pursuant to Contracts in effect on the date of this Agreement; (B) sell, lease or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise), or create or incur any Lien on, any of its material assets or properties, other than any Permitted Liens, pursuant to Contracts in effect on the date of this Agreement;

(vi)        other than in the ordinary course of business consistent with past-practice, enter into, materially amend or terminate any Material Contract; provided, that any license agreements involving LUM-201 (excluding any Standard Contract) shall not be considered, from the date hereof, Material Contracts entered into in the ordinary course of business consistent with past-practice;

(vii)       authorize any material new capital expenditures, other than in the ordinary course of business consistent with past practice and in an aggregate amount not greater than $50,000;

(viii)       (A) make any loans, advances or capital contributions to, or investments in, any other Person (other than a wholly-owned Subsidiary of the Company), (B) incur any Indebtedness or issue any debt securities or (C) assume, guarantee, endorse or otherwise become liable or responsible for the Indebtedness or other obligations of another Person (other than a guaranty by the Company on behalf of its wholly-owned Subsidiaries), in each case of (B) and (C), except for Permitted Indebtedness;

(ix)        except to the extent required by applicable Law (including Section 409A of the Code) or required by any arrangement in effect as of the date hereof, and except for increases in base salary, other compensation or benefits of employees (other than executive officers) in the ordinary course of business consistent with past practice-associated with a promotion or material increase in responsibilities, (A) increase the compensation or benefits of any director, officer or employee of the Company or its Subsidiaries, (B) amend, modify or adopt (or make any public announcement of an intention to amend, modify or adopt in the future) any compensation or benefit plan or arrangement including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan  with or for the benefit or its employees, officers or directors, (C) accelerate the vesting of, or the lapsing of restrictions with respect to, any Company Stock Awards (other than as specifically contemplated under this Agreement) or (D) enter into any new, or amend in any material respect any existing, employment, severance, retention or change in control agreement or plan with or for the benefit of any past or present officers or employees;

(x)         implement or adopt any material change in its accounting principles, practices or methods, except as may be required by GAAP, the rules or policies of the Public Accounting Oversight Board or applicable Laws;

(xi)       compromise, settle or agree to settle any Action, or consent to the same, other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment by the Company or any of its Subsidiaries of money damages not in excess of $50,000 in the aggregate;

(xii)        change any material Tax election, file any amended material Tax Return, enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) with respect to any material Taxes, settle any material Tax claim or assessment relating to the Company or any of its Subsidiaries, affirmatively surrender any right to claim a refund of Taxes, enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or similar Contract, in each case other than customary Tax indemnities or similar obligations contained in credit or other commercial Contracts the primary purpose of which do not relate to Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or material Tax assessment relating to the Company or any of its Subsidiaries (other than in connection with extensions of time to file Tax Returns obtained in the ordinary course of business);

(xiii)      adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring or recapitalization;

(xiv)      change its fiscal year;

(xv)      enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in a material respect, the operations of the Company or any of its Subsidiaries;

(xvi)      enter into any new line of business outside of its existing business;

(xvii)    enter into any new lease or amend the terms of any existing lease of real property, other than an annual renewal of an existing lease in the ordinary course of business consistent with practice which does not result, individually or in the aggregate, in an increase in annual expenditures of the Company by an amount greater than $100,000;

(xviii)    convene any regular or special meeting (or any adjournment or postponement thereof) of the stockholders of the Company other than, to the extent required by an order of a court of competent jurisdiction, an annual meeting of stockholders for purposes of election of directors, ratification of the Company’s auditors and other routine matters; provided, that the Company shall use its commercially reasonable efforts to oppose any stockholder proposal presented at any such meeting (provided, for the avoidance of doubt, that nothing in this Section 6.1(b)(xviii)) shall require the directors of the Company to take any action or refrain from taking any action that would reasonably be expected to result in a breach of their fiduciary duties under applicable Law);

(xix)     except in connection with actions permitted by Section 6.4, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to an Acquisition Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Parent, Merger Sub or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement; or

(xx)        agree to take any of the actions described in Section 6.1(b)(i) through Section 6.1(b)(xix).

Section 6.2          Conduct of Parent and Merger Sub Pending the Closing. From and after the date hereof until the earliest to occur of the Effective Time or the termination of this Agreement in accordance with its terms, each of Parent and Merger Sub agree that it shall not, directly or indirectly, and shall not permit any of their respective Subsidiaries to, take, or agree or commit to take, any willful action or willfully refrain from taking any action, which would (i) reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Offer, the Merger or the other transactions contemplated hereby.

Section 6.3          No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time.  Prior to the Effective Time, each of the Company and Parent, as applicable, shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.4          Solicitation of Transactions; Recommendation.

(a)        Except as expressly permitted by this Section 6.4, the Company agrees that neither it nor any of its Subsidiaries shall, and that it shall cause its and their respective officers, directors, employees, agents and representatives, including any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries (collectively, “Representatives” ) not to, directly or indirectly, (i) initiate, solicit or encourage (including by providing information, provided, that any communication undertaken by the Company in the ordinary course of business and not related, directly or indirectly, to an Acquisition Proposal, the Offer or the Merger or any other similar transaction shall not, in and of itself, be deemed an action by the Company to encourage) any proposals or offers with respect to, or the making or completion of, an Acquisition Proposal, (ii) engage or participate in any negotiations or discussions (other than to state that they are not permitted to have discussions) concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, an Acquisition Proposal, (iii) waive or provide any consent under any “standstill” or similar restrictions contained in any confidentiality or other agreements to which the Company or any Subsidiary of the Company is a party that restricts the making of an Acquisition Proposal, unless the Company Board concludes in good faith (after consultation with outside legal counsel) that failing to so waive or provide consent would be inconsistent with the Company Board’s exercise of its fiduciary duties to the Company’s stockholders under applicable Laws, and any waiver or consent so granted shall not be deemed to be the encouragement, initiation or solicitation of an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) approve, endorse or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.4(b)(iii)(B)) (each, a “Company Acquisition Agreement”); provided, however, it is understood and agreed that any determination or action by the Company Board permitted under Section 6.4(b) or Section 6.4(c) or Section 8.1(d)(ii) shall not be deemed to be a breach of this Section 6.4(a).  The Company agrees that it, its Subsidiaries and its Representatives will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal.  Without limiting this Section 6.4, it is agreed that any violation of the restrictions set forth in this Section 6.4 by any Representative acting for, on behalf or at the direction of the Company, or any Subsidiary of the Company shall constitute a breach of this Section 6.4 by the Company.

(b)       Notwithstanding anything to the contrary in Section 6.4(a), at any time prior to, but not after, the Acceptance Time, the Company and its Subsidiaries and Representatives may participate in discussions or negotiations with, or furnish or disclose non-public information with respect to the Company and its Subsidiaries to, any Person in response to an unsolicited, bona fide written Acquisition Proposal that is submitted to the Company by such Person after the date of this Agreement and prior to the Acceptance Time if, and only if, (i) the Company Board determines in good faith (after consultation with outside legal counsel and its financial advisor) that such Acquisition Proposal constitutes or is reasonably expected to lead to a Superior Proposal, (ii) the Company Board concludes in good faith (after consultation with outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable Laws, (iii) prior to participating in discussions or negotiations with, or furnishing or disclosing any non-public information to, such Person, the Company (a) notifies Parent of its receipt of such Acquisition Proposal and its intent to take such action and (b) receives from such Person an executed confidentiality agreement that is on terms not less restrictive to such Person than the provisions of the Confidentiality Agreement are to Parent, and (iv) promptly after furnishing or discussing any non-public information to such Person making such Acquisition Proposal or its Representatives, the Company makes available to Parent any such non-public information concerning the Company or any of its Subsidiaries that is provided to the Person making such Acquisition Proposal or its Representatives to the extent such information was not previously provided or made available to Parent.

(c)         Subject to the permitted actions contemplated by Section 8.1(d)(ii), neither the Company Board nor any committee thereof shall (i) withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, the Recommendation, in each case, in a manner adverse to Parent or Merger Sub, (ii) except as permitted by this Section 6.4, fail to include the Recommendation in the Schedule 14D-9, (iii) if a tender or exchange offer for shares of capital stock of the Company that constitutes an Acquisition Proposal is commenced, fail to recommend against acceptance of such tender or exchange offer by the stockholders of the Company (including by taking no position with respect to the acceptance of such tender or exchange offer by the stockholders of the Company) within five (5) Business Days after commencement thereof pursuant to Rule 14d-2 under the Exchange Act or (iv) approve, authorize or recommend or otherwise declare advisable, or propose publicly to approve, authorize or recommend or otherwise publicly declare advisable, any Acquisition Proposal or Company Acquisition Agreement (any of such actions, an “Adverse Recommendation Change”).  Notwithstanding anything to the contrary in this Section 6.4, at any time prior to, but not after, the Acceptance Time, the Company Board may effect an Adverse Recommendation Change with respect to an Acquisition Proposal if, and only if, (A) such Acquisition Proposal was not solicited by the Company or caused by the Company to have been solicited, in each case, following the date of this Agreement in violation of Section 6.4, (B) the Company provides Parent with a written notice indicating that the Company, acting in good faith, believes that such Acquisition Proposal constitutes a Superior Proposal and, therefore, plans to conduct a meeting of the Company Board for the purpose of considering whether such Acquisition Proposal constitutes a Superior Proposal, which notice shall be delivered to Parent at least five (5) Business Days prior to the date of such meeting of the Company Board and shall also include a copy of such Acquisition Proposal (or, if made orally, a reasonable description of the material terms of such Acquisition Proposal) and the other information required by Section 6.4(e), (C) during such five (5) Business Day period the Company shall, and shall cause its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal shall cease to constitute a Superior Proposal, (D) the Company Board makes the determination that such Acquisition Proposal (after taking into account any adjustment to the terms and conditions of this Agreement proposed by Parent in response to such proposal) constitutes a Superior Proposal and (E) the Company Board concludes in good faith (after consultation with outside legal counsel) that failing to make an Adverse Recommendation Change would violate its fiduciary duties to the Company’s stockholders under applicable Laws.  Upon any amendment to the financial terms or any other material amendment of an Acquisition Proposal, the Company shall promptly (and in any event within twenty-four (24) hours) provide a new notice to Parent describing such amendment and the obligations set forth in clauses (C) and (D) of this Section 6.4(c) shall continue for at least two (2) Business Days after delivery to Parent of such notice (and, if necessary, the Company Board meeting shall be postponed to accommodate such additional negotiation period).

(d)         Notwithstanding anything to the contrary in this Section 6.4, at any time prior to, but not after, the Acceptance Time, the Company Board may effect an Adverse Recommendation Change in response to a Change in Circumstance, if and only if: (A) the Company Board concludes in good faith (after consultation with outside legal counsel) that failing to make an Adverse Recommendation Change would violate its fiduciary duties to the Company’s stockholders under applicable Laws; (B) the Company provides Parent with a written notice at least five (5) Business Days prior to making any Adverse Recommendation Change, specifying the Change in Circumstance in reasonable detail; (C) during such five (5) Business Day period the Company shall, and shall cause its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Change in Circumstance would no longer necessitate an Adverse Recommendation Change, if any; and (D) following the end of such five (5) Business Day period, after considering the results of any such negotiations and giving effect to the proposals made by Parent, if any, the Company Board concludes in good faith (after consultation with outside legal counsel) that failing to make an Adverse Recommendation Change would violate its fiduciary duties to the Company’s stockholders under applicable Laws.  Upon any material change to the facts and circumstances related to such Change in Circumstance, the Company shall promptly (and in any event within twenty-four (24) hours) provide a new notice to Parent describing such change and the obligations set forth in clauses (C) and (D) of this Section 6.4(d) shall continue for at least three (3) Business Days after delivery to Parent of such notice (and, if necessary, the Company Board meeting shall be postponed to accommodate such additional negotiation period).

(e)         The Company promptly (and in any event within twenty-four (24) hours) shall advise Parent orally and in writing of (i) any written Acquisition Proposal, (ii) any written request for non-public information relating to the Company or its Subsidiaries, other than requests for information not reasonably expected to be related to an Acquisition Proposal and (iii) any written inquiry or request for discussion or negotiation regarding an Acquisition Proposal, including, in each case, the identity of the Person making any such Acquisition Proposal, inquiry or request and a copy of any such Acquisition Proposal, inquiry or request (or, if made orally, a reasonable description of the material terms of any such Acquisition Proposal, inquiry or request).

(f)       Nothing set forth in this Agreement shall prevent the Company or the Company Board from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e‑2(a), Rule 14d‑9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer) or from (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside legal counsel, failure to disclose such information would violate its obligations under applicable Law; provided, that any disclosure permitted under this Section 6.4(f) shall be deemed, subject to the last sentence of this Section 6.4(f), an Adverse Recommendation Change unless it includes either an express rejection of the Acquisition Proposal or an express reaffirmation of the Recommendation.  A “stop, look and listen” or similar public communication contemplated by Rule 14d-9(f) shall not be deemed to be an Adverse Recommendation Change for purposes of this Agreement.

(g)          As used in this Agreement:

(i)          “Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent or one of its Subsidiaries for (A) a merger, reorganization, consolidation, tender offer, exchange offer,  share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of the Company or any Subsidiary or Subsidiaries of the Company whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole (for the twelve (12)‑month period ending on the last day of the Company’s most recently completed fiscal quarter), which, for the avoidance of doubt, includes any acquisition or licensing involving the LUM-201 product candidate or (B) the acquisition in any manner, directly or indirectly, of over 15% of the equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the Offer, Merger and the other transactions contemplated by this Agreement.

(ii)        “Superior Proposal” means any bona fide, written Acquisition Proposal that the Company did not solicit or cause to be solicited following the date of this Agreement in violation of this Section 6.4 (A) on terms which the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, to be more favorable from a financial point of view to the holders of Shares than the Offer, the Merger and the other transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such proposal), taking into account all the terms and conditions and legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, and (B) that the Company Board believes is reasonably likely to be completed in accordance with its terms, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, that for purposes of the definition of “Superior Proposal,” the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

(iii)       “Change in Circumstance” means any material event or development or material change in circumstances with respect to the Company that (a) occurs after the date of this Agreement and was neither known to the Company Board nor reasonably foreseeable as of or prior to the date of this Agreement and (b) does not relate to any Acquisition Proposal; in each case, other than (v) changes in the market price or trading volume of any securities of the Company in and of itself, (w) the Company exceeding any internal or published industry analyst projections or forecasts or estimates or revenues or earnings, in and of itself (it being understood that, for purposes of clauses (v) and (w), the underlying causes of any such changes or developments may, if they are not otherwise excluded from the definition of “Change in Circumstance”, be taken into account in determining whether a Change in Circumstance has occurred), (x) changes with respect to pricing, coding, coverage or reimbursement by any insurance provider or other commercial entity or any governmental payor whether stemming from United States healthcare initiatives or otherwise, (y) any regulatory or clinical changes, events or developments relating to any Company product candidate or any product or product candidate of any competitor of the Company (including with respect to any pre-clinical or clinical studies, tests, or results or announcements thereof) or (z) any events, changes or circumstances relating to Parent, Merger Sub or any of their Affiliates.

Section 6.5          Access to Information; Confidentiality.

(a)         From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall use its reasonable best efforts to cause its Subsidiaries, officers, directors and Representatives to, afford to Parent and its Representatives reasonable access during normal business hours, consistent with applicable Law, to its officers, employees, properties, offices, other facilities and books and records, and shall furnish Parent and its Representatives with all financial, operating and other data and information as Parent shall reasonably request in writing.  All requests for such information pursuant to this Section 6.5 shall be made through the Chief Financial Officer of the Company or such Person as he shall delegate. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the employees of the Company or its Subsidiaries of their normal duties.  Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) breach any agreement with any third-party, (ii) constitute a waiver of or jeopardize the attorney-client or other privilege held by the Company or (iii) otherwise violate any applicable Law; provided, however, that the Company shall provide notice to Parent of the fact that it is withholding access to information pursuant to clause (i), (ii) or (iii) of this Section 6.5(a) and use commercially reasonable efforts to cause such information to be made available in a manner that would not reasonably be expected to cause such breach, waiver or violation.

(b)         Each of Parent and Merger Sub will hold and treat and will cause its Representatives to hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Mutual Confidentiality and Non-Disclosure Agreement, dated January 3, 2024, between Parent and the Company (the “Confidentiality Agreement”), which the Parties agree will remain in full force and effect until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms.

Section 6.6          Further Action; Efforts. The parties shall use reasonable best efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, property or advisable to consummate the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, each party:  (i) shall make all necessary filings, registrations, declaration and other submissions (if any) and give all notices (if any) required to be made and given by such party in connection with the transactions contemplated by this Agreement, (ii) shall use reasonable best efforts to obtain all necessary and advisable actions or non-actions, waivers and consents, (if any) (pursuant to any applicable Law or Contract, or otherwise) by such party in connection with the transactions contemplated by this Agreement or for such Contract to remain in full force and effect, (iii) shall use reasonable best efforts to lift any injunction prohibiting, or any other legal bar to, the transactions contemplated by this Agreement and (iv) shall use reasonable best efforts to satisfy the conditions precedent to the consummation of the transactions contemplated by this Agreement.

Section 6.7        Takeover Laws. If any Takeover Law is or becomes applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby, each of the Company and Parent and their respective Board of Directors shall use their respective reasonable best efforts to ensure that the Offer, the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law with respect to this Agreement, the Offer, the Merger and the other transactions contemplated hereby.

Section 6.8         Notification of Certain Matters. The Company and Parent shall promptly notify each other of (a)(i) any notice or other communication received by a party to this Agreement from any Governmental Entity in connection with the Offer, the Merger or the other transactions contemplated hereby or (ii) any notice or other communication received by a party to this Agreement from any Person alleging that the consent of such Person is or may be required in connection with the Offer, the Merger or the other transactions contemplated hereby if, in the case of this clause (ii), the subject matter or result of such communication would reasonably be expected to be material to the Company or the Offer, the Merger or the other transactions contemplated hereby, (b) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Offer, the Merger or the other transactions contemplated hereby or (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the Offer Conditions set forth in Exhibit A hereto or any of the conditions to the Merger set forth in Article VII not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice; provided, further, that failure to give prompt notice pursuant to clause (c) shall not constitute a failure of a condition to the Merger set forth in Article VII or the Offer Conditions set forth in Exhibit A hereto except to the extent that the underlying fact or circumstance not so notified would standing alone constitute such a failure.

Section 6.9           Indemnification, Exculpation and Insurance.

(a)         Without limiting any additional rights that any employee may have under any agreement or Company Plan, from the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, Parent shall, or shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of the Effective Time) and former officer, director or employee of the Company and its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including reasonable attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer, director or employee of the Company or any of its Subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent and in the manner permitted by the DGCL and the Company Charter and Company Bylaws as at the date hereof.  In the event of any such Action, (A) each Indemnified Party shall be entitled to advancement of expenses incurred in the defense of any Action from Parent or the Surviving Corporation to the fullest extent and in the manner permitted by the DGCL and the Company Charter and Company Bylaws as at the date hereof; provided, that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification, (B) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents, and (C) the Surviving Corporation shall cooperate in the defense of any such matter.

(b)         Except as may be required by applicable Law, Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of incorporation or bylaws (or comparable organizational documents) of the Company and its Subsidiaries or in any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger and continue in full force and effect until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions, except as otherwise required by applicable Law, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(c)        For a period of six (6) years from the Effective Time, Parent shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance, fiduciary liability insurance maintained by the Company and its Subsidiaries or cause to be provided substitute policies or purchase or cause the Surviving Corporation to purchase, a “tail policy,” in either case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; provided further, that if the Surviving Corporation purchases a “tail policy” and the coverage thereunder costs more than 300% (per coverage year) of such last annual premium, the Surviving Corporation shall purchase the maximum amount of coverage that can be obtained for 300% (per coverage year) of such last annual premium.  At the Company’s option, the Company may purchase, prior to the Effective Time, a six (6)-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby.  If such tail prepaid policy has been obtained by the Company prior to the Effective Time, then (i) Parent shall not be required to purchase or cause to be purchased any substitute policy or “tail policy,” and (b) Parent shall cause such policy to be paid and maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation and any successor thereof.

(d)        Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Effective Time) is instituted against any Indemnified Party on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 6.9 shall continue in effect until the final disposition of such Action.

(e)         The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.  The provisions of this Section 6.9 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.

(f)         In the event that the Surviving Corporation, Parent, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 6.9.

Section 6.10        Public Announcements. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Offer, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement prior to such consultation and review, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; provided, however, that the restrictions set forth in this Section 6.10 shall not apply to any release or announcement made or proposed to be made (a) following a determination by the Company Board that an Acquisition Proposal constitutes a Superior Proposal or (b) following an Adverse Recommendation Change.  Parent and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company.

Section 6.11        Section 16 Matters. Prior to the Effective Time, the Company Board shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of Shares (including derivative securities with respect to such Shares) and Company Stock Awards (including the acquisition of shares underlying such Company Stock Awards or the disposition of such shares) resulting from the transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b‑3 promulgated under the Exchange Act.

Section 6.12      Resignation of Directors. The Company shall use its reasonable best efforts to obtain and deliver to Parent on or prior to the Acceptance Time the resignation of the Company’s directors, which resignations shall be subject to the appointment and due election of directors designated by Parent in compliance with the Company Charter and Company Bylaws.

Section 6.13        Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and the rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq, the deregistration of the Shares under the Exchange Act and the withdrawal of any active registration statements under the Securities Act as promptly as practicable after the Effective Time.

             Section 6.14         FIRPTA Certificate and Notice. Prior to the Closing, the Company shall deliver to Parent a certificate stating that the Company is not, and has not been at any time during the five-year period ending on the Closing Date, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h) and Section 1.1445-2(c)(3), together with a notice to the IRS reasonably satisfactory to Parent in accordance with Treasury Regulation Section 1.897-2(h)(2). For the avoidance of doubt, the failure to deliver such certificate and notice under this Section 6.14 shall not constitute a breach by the Company in any material respect of a covenant or agreement for purposes of the Offer Conditions set forth in Exhibit A.

              Section 6.15       Obligations of Merger Sub. Parent shall take all actions necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

             Section 6.16      Stockholder Litigation. Subject to any fiduciary duties of the Company Board or the board of directors of any of the Company’s Subsidiaries, the Company shall consult with Parent in the Company’s defense or settlement of any stockholder litigation (other than any litigation or settlement where the interests of the Company or any of its Affiliates are, or would reasonably be expected to be, adverse to those of Parent, Merger Sub or any of their respective Affiliates) against the Company and/or any of its directors or officers (in their respective capacities as such) relating to the transactions contemplated by this Agreement, provided that the Company shall not settle, compromise or enter into an agreement (other than any settlement, compromise or agreement solely for monetary damages paid entirely from proceeds of insurance, except for any applicable deductible) regarding any settlement or compromise of any stockholder litigation relating to the transactions contemplated by this Agreement requiring the payment of any amount, acceptance of any liability, or the admission of any violations of Law by the Company or its Subsidiaries, in each case, without the prior written consent of Parent (which shall not to be unreasonably withheld, conditioned or delayed).

            Section 6.17     Rule 14d-10 Matters. Prior to the Acceptance Time, the Company (acting through the Compensation Committee of the Company Board) shall take all such actions as may be required to cause any agreements, arrangements or understandings that have been or will be entered into by Parent, the Company or any of their respective Affiliates with current or future directors, officers or employees of the Company and its Affiliates pursuant to which payments are made or to be made or benefits are granted or to be granted according to such arrangements (including any amendment or modification thereof) to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act, provided that the Compensation Committee of the Company Board shall not be required to take any action that would reasonably be expected to be inconsistent with its fiduciary duties to the Company’s Stockholders under applicable Laws.

              Section 6.18        Company Employee Stock Purchase Plan. Any current offering period in effect as of the date hereof shall be the final offering period under the Company Employee Stock Purchase Plan.  The Company shall cause the Company Employee Stock Purchase Plan to be suspended so that, as of no later than ten (10) Business Days before the Closing Date, all contributions under any current offering period shall cease. Prior to the Effective Time, the Company shall shorten the duration of any then-current offering period under the Company Employee Stock Purchase Plan and purchase any Shares with all amounts withheld by the Company on behalf of the participants in the Company Employee Stock Purchase Plan as of such date (the “ESPP Purchased Rights”).  Any Shares so purchased in respect of ESPP Purchase Rights shall be treated in accordance with the provisions of Section 3.1.  Unless it has earlier terminated, the Company shall take all actions necessary so that the Company Employee Stock Purchase Plan shall terminate immediately prior to the Effective Time.

           Section 6.19          Employee Covenants. Parent agrees that from and after the Effective Time, Parent shall or shall cause the Surviving Corporation to assume and honor all individual severance and employment agreements for all Continuing Employees (as defined below), in each case, in accordance with their terms as in effect immediately prior to the Effective Time. For a period of one (1) year following the Effective Time, Parent shall provide, or cause to be provided, to each employee of the Company who is employed by the Company as of immediately prior to the Effective Time and who continues to be employed by Parent, the Surviving Corporation, or any Affiliate thereof (each, a “Continuing Employee”) base salary (or base wages, as the case may be) which is no less favorable than the base salary (or base wages, as the case may be) provided to such Continuing Employee immediately prior to the Effective Time. Without limiting the foregoing:

(a)       Each Continuing Employee shall be given service credit for all purposes, including for eligibility to participate, benefit levels (including, for the avoidance of doubt, levels of benefits under Parent’s or the Surviving Corporation’s vacation policy) and eligibility for vesting under Parent or the Surviving Corporation’s employee benefit plans and arrangements with respect to his or her or their length of service with the Company (and its Subsidiaries and predecessors) prior to the Closing Date, provided, that the foregoing shall not result in the duplication of benefits or apply to any defined benefit pension plan or post-retirement medical plan.

(b)         With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to, assume the liability for such accrued personal, sick or vacation time and allow such Continuing Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of the Company as in effect on the date of this Agreement.

(c)         To the extent that service is relevant for eligibility, vesting or allowances (including paid time off) under any health or welfare benefit plan of Parent or the Surviving Corporation providing medical, dental or vision benefits in which any Continuing Employee is eligible to participate immediately after the Effective Time, then Parent shall use commercially reasonable efforts to (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees, to the extent that such conditions, exclusions and waiting periods would not apply under a similar employee benefit plan in which such employees participated prior to the Effective Time and (ii) ensure that such health or welfare benefit plan shall, for purposes of eligibility, vesting, deductibles, and out-of-pocket maximums and allowances (including paid time off), credit Continuing Employees for service and amounts paid by such Continuing Employee prior to the Effective Time with respect to deductibles and out-of-pocket maximums under a corresponding Company Plan to the same extent that such service and amounts paid were recognized prior to the Effective Time under the corresponding health or welfare benefit plan of the Company. For the avoidance of doubt, Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by a Continuing Employee and his or her or their covered dependents during the portion of the plan year immediately before the Effective Time under a Company Plan providing for medical, dental or vision benefits to be taken into account for purposes of satisfying all deductible, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year in which the Effective Time occurs under the corresponding applicable medical, dental or vision benefit plan of Parent or the Surviving Corporation.

(d)          The provisions of this Section 6.19 are solely for the benefit of the parties to this Agreement, and no provision of this Section 6.19 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan (including any Company Plan or other plan sponsored or maintained by Parent) for purposes of ERISA or otherwise and no other Person (including any current or former employee or any other individual associated therewith) shall be regarded for any purpose as a third party beneficiary of this Agreement or have the right to enforce the provisions hereof. Nothing in this Agreement shall be deemed to be a guarantee of continued employment to any employee of the Company or any Subsidiary or Affiliate thereof.

ARTICLE VII
CONDITIONS PRECEDENT

Section 7.1        Conditions to Each Party’s Obligation to Effect the Merger.  The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)        No Injunctions or Legal Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition under applicable Law shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any such case, prohibits or makes illegal the consummation of the Merger.

(b)        Purchase of Shares in the Offer.  Merger Sub shall have accepted for payment, or caused to have been accepted for payment, all Shares validly tendered (and not withdrawn) pursuant to the Offer.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

Section 8.1        Termination. This Agreement may be terminated and the Offer, the Merger and other transactions contemplated hereby may be abandoned by action taken or authorized by the board of directors of the terminating party at any time prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):

(a)          by mutual written consent of Parent and the Company;

(b)          by either Parent or the Company:

(i)          if (A) the Acceptance Time shall not have occurred on or before the Outside Date or (B) the Offer, as it may be extended from time to time by Parent, shall have expired or been terminated in accordance with its terms without Merger Sub having purchased any Shares pursuant thereto; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the primary cause of, or the primary factor that resulted in, the event specified in either of the foregoing clauses (A) or (B); or

(ii)         if (A) a Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity of competent jurisdiction remaining in effect prohibiting or making illegal the consummation of the Offer or the Merger or (B) any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action permanently restraining, enjoining, making illegal or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (B) of Section 8.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with Section 6.6;

(c)          by Parent, at any time prior to the Acceptance Time:

(i)           if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the scheduled Expiration Date would result in the failure of an Offer Condition to be satisfied and, in each case, such breach or failure to perform is incapable of being cured by the Company by the Outside Date, or, if curable, has not been cured by the Company within thirty (30) days after receipt of written notice thereof from Parent (but no later than the Outside Date); provided, that Parent shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(c)(i) and the basis for such termination; provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if Parent or Merger Sub is then in material breach of any of its material covenants or agreements set forth in this Agreement and such material breach is directly related to the failure of the applicable Offer Condition to be satisfied; or

(ii)         any of the following has occurred: (A) the Company Board shall have effected an Adverse Recommendation Change; or (B) the Company shall have committed a willful and material breach of its covenants under Section 6.4; or

(iii)        the Company is in Default (as defined in the CTF Agreement) due to a breach of Section 8(d) of the CTF Agreement and only if such Default is due to a breach of covenants contained in Section 5.2 of the CTF Agreement.

(d)          by the Company, at any time prior to the Acceptance Time:

(i)        if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the scheduled Expiration Date would reasonably be expected to result in a Parent Material Adverse Effect and, in each case, such breach or failure to perform is incapable of being cured by Parent or Merger Sub by the Outside Date, or, if curable, has not been cured by Parent or Merger Sub within thirty (30) days after receipt of written notice thereof from the Company (but no later than the Outside Date); provided, that the Company shall have given Parent written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(d)(i) and the basis for such termination; provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in material breach of any of its material covenants or agreements set forth in this Agreement and such material breach is directly related to the failure of the applicable Offer Condition to be satisfied; or

(ii)       in order to accept a Superior Proposal, but only if the Company shall have complied in all material respects with its covenants under Section 6.4 with respect to such Superior Proposal (and any Acquisition Proposal that gave rise thereto); provided, that the Company shall concurrently with or immediately following such termination enter into the definitive Company Acquisition Agreement with respect to such Superior Proposal and make the payment required by Section 8.3(b).

The party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give notice of such termination to the other party.

Section 8.2          Effect of Termination. In the event of any valid termination of the Agreement, this Agreement shall immediately become null, void and have no further effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, provided, that:

(a)        the Confidentiality Agreement (as amended hereby) and the provisions of Section 4.25 and Section 5.5 (Brokers), Section 6.10 (Public Announcements), this Section 8.2, Section 8.3 (Fees and Expenses), Section 9.2 (Notices), Section 9.5 (Entire Agreement), Section 9.6 (Parties in Interest), Section 9.7 (Governing Law), Section 9.8 (Consent to Jurisdiction), Section 9.9 (Assignment; Successors), Section 9.10 (Specific Performance), Section 9.12 (Severability), Section 9.13 (Waiver of Jury Trial) and Section 9.16 (No Presumption Against Drafting Party) shall survive the termination hereof; and

(b)        no such termination shall relieve any party from any liability or damages resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity and shall be entitled to recover court costs and reasonable attorneys’ fees in addition to any other relief to which it may be entitled.

Section 8.3           Fees and Expenses.

(a)         Except as otherwise provided in this Section 8.3, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of the Schedule TO and the Offer Documents (including applicable SEC filing fees) shall be paid by Parent and the expenses incurred in connection with the filing, printing and mailing of the Schedule 14D‑9 (including applicable SEC filing fees) shall be paid by the Company.

(b)          In the event that:

(i)          this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(b)(i) and (A) at any time after the date of this Agreement and prior to the termination under Section 8.1(b)(i), an Acquisition Proposal shall have been communicated to the Company Board or any executive Officer of the Company or shall have been publicly announced or publicly made known to the stockholders of the Company, and not publicly withdrawn prior to such termination under Section 8.1(b)(i) and (B) within twelve (12) months after such termination, the Company shall have entered into a definitive agreement with respect to, or shall have consummated, an Acquisition Proposal (provided, that for purposes this Section 8.3(b)(i), the references to “15% or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%”);

(ii)          this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii); or

(iii)        this Agreement is terminated by Parent pursuant to Section 8.1(c)(ii)

then, in any such case, the Company shall pay Parent the Termination Fee, it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(c)        Payment of the Termination Fee, if applicable, shall be made by wire transfer of immediately available funds to the account or accounts designated by Parent (i) on the earlier of the execution of a definitive agreement with respect to or consummation of, any transaction contemplated by an Acquisition Proposal, as applicable, in the case of a Termination Fee payable pursuant to Section 8.3(b)(i), (ii) concurrently with such termination, in the case of a termination by the Company pursuant to Section 8.1(d)(ii) or (iii) as promptly as reasonably practicable after termination (but in no event later than two (2) Business Days after termination), in the case of termination by Parent pursuant to Section 8.1(c)(ii).

(d)          The receipt of the Termination Fee by Parent shall (i) be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for the termination giving rise to payment of such Termination Fee and (ii) subject to the rights and remedies available to Parent and Merger Sub pursuant to and under each of the circumstances described in Section 8.2(b), be the sole and exclusive remedy of Parent and Merger Sub against the Company, its Subsidiaries and each of their respective directors, officers, employees, agents, general and limited partners, managers, members, stockholders and Affiliates (each, a “Company Party” ) for any loss or damage suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder, and no Company Party shall have any other liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby; provided, however, that nothing in this Section 8.3(d) shall limit the rights of Parent or Merger Sub in the case of common law fraud or willful breach.

(e)         The Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amounts due pursuant to this Section 8.3, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 8.3, the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 8.3 from the date such payment was required to be made until the date of payment, compounded quarterly, at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

Section 8.4          Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time; provided, however, that after Merger Sub has accepted for payment and paid for Shares pursuant to the Offer, no amendment may be made which decreases the Merger Consideration.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 8.5           Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein.  Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1          Nonsurvival of Representations and Warranties.  None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 9.2         Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e‑mail, upon written (including electronic) confirmation of receipt by e‑mail or otherwise, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)		if to DPV, Parent, Merger Sub or the Surviving Corporation, to:

DPV Parent, Inc.
P.O. Box 4184
Greenwich, CT 06831
Attention: Christopher Uzpen
E-mail:

with a copy (which shall not constitute notice) to:

Foley & Lardner LLP
111 Huntington Avenue, Suite 2500
Boston, MA 02199
	Attention:	Paul D. Broude
Garrett F. Bishop
E-mail:

if to Company, to:

Lumos Pharma, Inc.
4200 Marathon Blvd., Suite 200
Austin, TX 78756
Attention: Brad Powers
E-mail:

with a copy (which shall not constitute notice) to:
Cooley LLP
1144 15th Street, Suite 2300
Denver, CO 80202
Attention: Laura M. Medina
E-mail:

Section 9.3            Certain Definitions.  For purposes of this Agreement:

(a)        “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(b)          “Business Day” has the meaning given to such term in Rule 14d‑1(g) under the Exchange Act;

(c)       “Business System(s)” means computers, software, databases, hardware, servers, workstations, routers, hubs, switches, circuits, networks, mobile devices, data communications lines and all other information technology equipment (including communications equipment, terminals and hook-ups that interface with third party software or systems) owned, licensed or leased by the Company or its Subsidiaries, including any outsourced systems and processes in the operation of their business as currently conducted;

(d)         “Company Data” means any and all information controlled or Processed by or on behalf of the Company or any of its Subsidiaries, including, without limitation, Personal Data as well as confidential and proprietary data of the Company and/or its Subsidiaries;

(e)        “Company Plan” means each “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) whether or not subject to ERISA, each “multiemployer plan” (within the meaning of ERISA section 3(37)), and all stock purchase, stock option, equity-based, severance, employment, change-in-control, retirement, bonus, incentive, deferred compensation, health, welfare or fringe benefits, including disability, medical, hospitalization, dental, life, and other insurance benefits and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, legally binding or not, (i) under which any employee or former employee, director, consultant or other service provider of the Company or its Subsidiaries (or the beneficiaries or dependents of such Persons) has any present or future right to benefits and that is or was sponsored, maintained, or contributed to or required to be sponsored, maintained or contributed to by the Company or any Subsidiary or (ii) under which the Company or its Subsidiaries has or could reasonably be expected to have any present or future liability (actual or contingent).

(f)         “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(g)         “CTF Agreement” means, that certain Clinical Trial Funding Agreement by and between the Company and Parent, dated as of the date hereof;

(h)          “FAR” means the Federal Acquisition Regulation codified at Title 48 of the Code of Federal Regulations, and any other applicable agency supplements thereto including, without limitation, the Department of Defense FAR Supplement codified at Title 48 of the Code of Federal Regulations and the Health and Human Services Acquisition Regulation codified at Title 48 of the Code of Federal Regulations

(i)        “Government Contract” means, any contract, including any prime contract, subcontract, facility contract, teaming agreement or arrangement, grant, cooperative agreement, other transaction agreement, joint venture agreement, basic ordering agreement, pricing agreement, letter contract, purchase order, delivery order, task order, release, or other contractual agreement of any kind, as modified by binding modification or change orders, whether currently active, subject to an open audit period, or closed in the last three (3) years, between Company or any of its Subsidiaries and (a) any Governmental Entity (acting on its own behalf or on behalf of another country or international organization), (b) any prime contractor or higher-tier contractor of any Governmental Entity, or (c) any lower-tier subcontractor to the Company or any of its Subsidiaries with respect to any contract of a type described in clauses (a) or (b) above.  For purposes of clarity, a task order, purchase order, delivery order, or release issued pursuant to a Government Contract shall be considered a part of the Government Contract to which it relates;

(j)          “Health Care Laws” means all Laws (i) governing the safety, efficacy, investigation, manufacturing, development, testing, labeling, advertising, marketing, distributing, importing or exporting, or sale of drugs, medical devices or biological products; and (ii) relating to any aspect of providing health care, including clinical laboratory or diagnostic products or services kickbacks; patient or program charges;  recordkeeping; claims process; documentation requirements; medical necessity; referrals; the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs; quality; safety; privacy; security; licensure; or accreditation; including, without limitation, the FDCA; the Public Health Service Act (42 U.S.C. § 201 et seq.), including the Clinical Laboratory Improvement Amendments of 1988 (42 U.S.C. § 263a); the Federal Trade Commission Act (15 U.S.C. § 41 et seq.); the Controlled Substances Act (21 U.S.C. § 801 et seq.); the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the Physician Payment Sunshine Act (42 U.S.C. § 1320a−7h); the Federal Health Care Program Overpayment Statute (42 U.S.C. § 1320a-7k(d)); the Medicare Secondary Payor Statute (42 U.S.C. § 1395y(b)); the civil monetary penalties law (42 U.S.C. § 1320a-7a); the civil False Claims Act (31 U.S.C. § 3729 et seq.); the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)); the Stark law (42 U.S.C. § 1395nn); the Criminal Health Care Fraud Statute (18 U.S.C. § 1347); the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.) (as amended by the Health Information Technology for Economic and Clinical Health Act) (42 U.S.C. § 17921 et seq.); the exclusion laws (42 U.S.C. § 1320a-7); Medicare (Title XVIII of the Social Security Act); Medicaid (Title XIX of the Social Security Act); and the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010 (42 U.S.C. § 18001 et seq.); each to the extent applicable to the Company or any of its Subsidiaries or their businesses or activities or Company Products;

(k)         “Indebtedness” means, with respect to any Person, (i) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, (iv) all obligations of such Person under installment sale contracts, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, and (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others or to purchase the obligations of others;

(l)          “In-the-Money Option” of the Company means each Company Stock Option that has a per share exercise price that is less than the Cash Amount;

(m)       “knowledge” of the Company means the knowledge, after reasonable inquiry, of the individuals listed on Section 9.3(m) of the Company Disclosure Letter;

(n)          “Milestone” has the meaning given to such term in the CVR Agreement;

(o)          “Milestone Payment Date”  has the meaning given to such term in the CVR Agreement;

(p)          “Out-of-the-Money Option” of the Company means each Company Stock Option that has a per share exercise price that is equal to or greater than the Cash Amount;

(q)          “Permitted Indebtedness” means (a) Indebtedness to Parent under the CTF Agreement and the other Funding Documents (as defined in the CTF Agreement), (b) Indebtedness with respect to agreements providing for indemnification or similar obligations entered into in the ordinary course of business, (c) Indebtedness with respect to surety bonds incurred in the ordinary course of business, or (d) Indebtedness from customary cash management services (such as credit cards);

(r)          “Permitted Liens” means: (a) statutory liens for Taxes that are not yet delinquent or which are being contested in good faith through appropriate proceedings and for which adequate reserves are set forth in the Company’s financial statements in accordance with GAAP; (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (d) inchoate statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (e) any minor imperfection of title or similar liens, charges or encumbrances which individually or in the aggregate with other such liens, charges and encumbrances does not impair the value of or the ability to use or transfer the property subject to such lien, charge or encumbrance or the use of such property in the conduct of the Company’s business; (f) non-exclusive licenses granted by or to the Company in the ordinary course consistent with past practice; (g) Liens which are disclosed on the most recent consolidated balance sheet of the Company or notes thereto or securing liabilities reflected on such balance sheet; and (h) Liens in favor of the lending entity under the CTF Agreement;

(s)          “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity;

(t)          “Personal Data” ” means information and data maintained by or on behalf of the Company or any of its Subsidiaries that qualifies as “personal information,” “personal data,” “personally identifiable information,” “PII,” or a similar term subject to regulation under applicable Privacy and Security Laws. Personal Data may relate to any identified or identifiable natural person, including, but not limited to, any data subject, study participant, customer, employee, or vendor of any Person. Personal Data includes information in any medium, including paper, electronic, or any other form;

(u)          “Principal” means an officer, director, owner, partner, or a Person having primary management or supervisory responsibilities within a business entity (e.g., general manager; plant manager; head of a division or business segment; and similar positions);

(v)          “Privacy and Security Laws” means all applicable Laws governing the privacy, security, or Processing of Personal Data, and all binding regulations promulgated and guidance issued by any Governmental Entity thereunder, including, but not limited to and, in each case, to the extent applicable: the Privacy Act of 1974; Section 5 of the Federal Trade Commission Act (and its state Law equivalents) as applicable to the receipt, access, use, disclosure, and security of Personal Data; the California Consumer Privacy Act and other similar state consumer privacy laws; the EU General Data Protection Regulation (and its UK Law equivalent); all Laws concerning email, text messaging, or telephone communications as applicable to Personal Data (including, without limitation, the Telephone Consumer Protection Act 1991 (TCPA), The Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 (CAN-SPAM Act), and their state Law counterparts); all Laws concerning Security Incidents and/or Personal Data security; all Laws concerning requirements for website and mobile application Privacy Policies and practices, each as may be amended, replaced, or superseded from time to time. Privacy and Security Laws do not include the Health Insurance Portability and Accountability Act of 1996, unless and to the extent it applies to the Company and/or any of its Subsidiaries.

(w)        “Privacy Policies” means external-facing policies or notices governing the privacy, security, and Processing of Personal Data, as applicable to the Company and each of its Subsidiaries in the operation of their business;

(x)          “Processing” means any operation or set of operations performed upon Personal Data and all other data maintained by or on behalf of the Company and each of its Subsidiaries (including, but not limited to, Company Data), whether or not by automatic means, including, but not limited to, collection, creation, receipt, access, use, handling, compilation, analysis, monitoring, maintenance, storage, transmission, transfer, protection, disclosure, erasure, destruction, and disposal. For clarity, “Process” and “Processed” have correlative meanings;

(y)          “Security Incident” means (i) a breach of security or intrusion into the Company or its Subsidiaries’ Business Systems that results in the material unlawful or unauthorized access to or use, acquisition, disclosure, destruction, loss, alteration, or Processing of Personal Data, (ii) the material unavailability of the Company’s or its Subsidiaries’ Business Systems due to a breach of security or intrusion into the Company or its Subsidiaries’ Business Systems, or (iii) a security incident, breach of system security, Personal Data breach, or any similar term as defined under applicable Privacy and Security Laws;

(z)          “Standard Contract” means any: materials transfer agreement, clinical trial agreement, nondisclosure agreement, services agreement, manufacturing agreement, commercially available software-as-a-service offerings agreement, off-the-shelf software license agreement, license agreement commonly referred to as “open source,” “public,” or “freeware” software license, generally available patent license agreement entered into in the ordinary course of business or non-exclusive license entered into in the ordinary course of business; provided, however, the parties agree that any agreement whereby the Company or any of its Affiliates would receive a royalty, license fee or other similar remuneration shall not be considered a “Standard Contract” for purposes of this definition;

(aa)       “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person;

(bb)       “Tax Return” means any return, declaration, report, claim for refund or information statement filed, or required to be filed, with a Governmental Entity with respect to Taxes;

(cc)       “Taxes” means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, stock, ad valorem, transfer, transaction, franchise, profits, gains, registration, license, wages, lease, service, service use, employee and other withholding, social security, unemployment, welfare, disability, payroll, employment, excise, severance, stamp, environmental, occupation, workers’ compensation, premium, real property, personal property, windfall profits, net worth, capital, value-added, alternative or add-on minimum, estimated and other taxes, fees, assessments, charges or levies in the nature of a tax, in each case, imposed by a Governmental Entity, including any interest, penalty, or addition thereto and any liability for the payment of any of the foregoing by contract (including any express or implied obligation to indemnify any other Person), or otherwise by operation of law; and

(dd)        “Termination Fee” shall mean an amount equal to the sum of (i) 4.0% of the total equity value (on a fully-diluted basis) implied by the Cash Amount plus (ii) any then-outstanding amounts, including principal and interest remaining under the CTF Agreement.

Section 9.4          Interpretation.  When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement.  The term “or” is not exclusive.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  References to days mean calendar days unless otherwise specified.

Section 9.5           Entire Agreement.  This Agreement (including the Exhibits hereto), the CVR Agreement, the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 9.6         Parties in Interest.  This Agreement is not intended to, and shall not, confer upon any other Person other than the parties and their respective successors and permitted assigns any rights or remedies hereunder, except (a) with respect to Section 6.9, which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third party beneficiaries thereof, (b) from and after the Effective Time, the rights of holders of Shares to receive the Merger Consideration set forth in Article III and (c) from and after the Acceptance Time, the rights of holders of Company Stock Options or Company Stock Rights to receive the payments contemplated by the applicable provisions of Section 3.2 in accordance with the terms and conditions of this Agreement.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.5 without notice or liability to any other Person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement or the characterization of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.7         Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 9.8         Consent to Jurisdiction.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware.  Each of the parties hereby irrevocably consent to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.9         Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.10         Specific Performance.  The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions.  Accordingly, prior to any termination of this Agreement pursuant to Section 8.1, the parties acknowledge and agree that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 9.11         Currency.  All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 9.12         Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 9.13         Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE CVR AGREEMENT, THE CTF AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.14       Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 9.15        Electronic or .pdf Signature.  This Agreement may be executed by .pdf signature or any electronic signature complying with the U.S. ENSIGN Act of 2000 (e.g., www.docusign.com) and such signature shall constitute an original for all purposes.

Section 9.16      No Presumption Against Drafting Party.  Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 9.17       Limited Guarantee.  DPV hereby absolutely, unconditionally and irrevocably guarantees to the Company, on the terms and conditions set forth herein, the due, complete and punctual payment, observance, performance and discharge of the Offer Price.  This is a guarantee of payment and not of collectability. DPV hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Parent, Merger Sub or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 9.17.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DPV PARENT, INC.

By:	/s/ Christopher Uzpen
Name: Christopher Uzpen
Title: President

DPV MERGERSUB, INC.

By:	/s/ Christopher Uzpen
Name: Christopher Uzpen
Title: President

LUMOS PHARMA, INC.

By:	/s/ Rick Hawkins
Name: Rick Hawkins
Title: CEO and Chairman

For purposes of Section 9.17 only:

DOUBLE POINT VENTURES LLC

By: Butterfly Trust Company, its Manager

By:	/s/ Christopher Uzpen
Name: Christopher Uzpen
Title: President

Signature Page to Agreement and Plan of Merger

EXHIBIT A

CONDITIONS TO THE OFFER

Notwithstanding any other term of the Offer or the Merger Agreement, Merger Sub shall not be required to (and Parent shall not be required to cause Merger Sub to) accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e‑1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer and, subject to the terms of the Merger Agreement, may delay the acceptance for payment of or payment for Shares or may amend the Offer, if:

(a)         prior to the Expiration Date, there shall not have been validly tendered and not validly withdrawn that number of Shares that, together with the Shares, if any, then beneficially owned by Parent or any of its Subsidiaries, would represent at least one Share more than 50% of the number of Shares that are then outstanding (the “Minimum Condition”);

(b)          any of the following conditions shall exist or shall have occurred and be continuing at the Expiration Date:

(i)          any Governmental Entity or court of competent jurisdiction shall have issued an order, decree, injunction or ruling or taken any other action (whether temporary, preliminary or permanent in nature) restraining, enjoining, making illegal or otherwise prohibiting the Offer, the Merger or the other transactions contemplated by the Merger Agreement or the CVR Agreement or imposing material limitations on the ability of Parent or Merger Sub to effectively acquire, hold or exercise full right of ownership of the Shares to be purchased pursuant to the Offer or the Merger;

(ii)          any Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any such case, prohibits or makes illegal the making of the Offer, the acceptance for payment of any Shares by Parent, Merger Sub or any other affiliate of Parent, or the consummation of the Merger;

(iii)         since the date of the Merger Agreement, there shall have occurred a Material Adverse Effect that is continuing;

(iv)      (A) the Company shall have breached or failed to comply in any material respect with its obligations, covenants or agreements under the Merger Agreement and such breach or failure shall not have been cured, (B) (1) the representations and warranties of the Company set forth in Section 4.1, Section 4.2(a), Section 4.3, Section 4.20, Section 4.25 and Section 4.30 shall not be true and correct in all respects as of the date of the Merger Agreement or as of and as though made on the Expiration Date, except for any failure of any of the representations and warranties of the Company set forth in Section 4.2(a) to be so true and correct that, individually or in the aggregate, are immaterial in nature and amount; or (2) any other representation or warranty of the Company contained in the Merger Agreement (without giving effect to any references to any Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein) shall fail to be true and correct in any respect as of the date of the Merger Agreement and as of the Expiration Date with the same effect as though made as of the Expiration Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Material Adverse Effect; or (C) Parent and Merger Sub shall not have received a certificate of an executive officer of the Company, dated as of the scheduled Expiration Date, to the effect set forth in the foregoing clauses (A) and (B);

A-1

(v)         The aggregate number of Dissenting Shares shall represent no more than 10% of the shares of common stock, par value $0.01 per share, of the Company outstanding as of immediately prior to the Acceptance Time; and

(vi)         the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Merger Sub and Parent and may be asserted by Merger Sub or Parent regardless of the circumstances giving rise to such condition, in whole or in part at any applicable time or from time to time in their sole discretion.  The foregoing conditions shall be in addition to, and not a limitation of, the right of Parent and Merger Sub to extend, terminate or modify the Offer pursuant to the terms and conditions of the Merger Agreement.  All conditions (except for the Minimum Condition) may be waived by Parent or Merger Sub in their sole discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC.  The failure of Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time

Capitalized terms used in this Exhibit A and not otherwise defined shall have the respective meanings assigned thereto in the Agreement and Plan of Merger to which this Exhibit A is attached (the “Merger Agreement” ).

A-2

EXHIBIT B

FORM OF CVR AGREEMENT

B-1

EXHIBIT C

FORM OF SUPPORT AGREEMENT

C-1